Exhibit 2.1

Execution Version

PURCHASE AGREEMENT

by and among

DENBURY RESOURCES INC.,

ENCORE PARTNERS GP HOLDINGS LLC,

ENCORE PARTNERS LP HOLDINGS LLC, AND

ENCORE OPERATING, L.P.

as Selling Parties,

and

VANGUARD NATURAL GAS, LLC,

as Buyer,

and

VANGUARD NATURAL RESOURCES, LLC

for the purchase and sale of

all of the member interests of

ENCORE ENERGY PARTNERS GP LLC,

a Delaware Limited Liability Company

and

20,924,055 Common Units of

ENCORE ENERGY PARTNERS LP,
a Delaware Limited Partnership

Dated as of November 16, 2010

TABLE OF CONTENTS

PAGE

ARTICLE I	SALE AND PURCHASE	2

Section 1.1	Agreement to Sell and to Purchase	2

Section 1.2	Deliveries at Closing	3

Section 1.3	Purchase Price	5

Section 1.4	Deposit	5

Section 1.5	Transfer Restriction	5

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES	6

Section 2.1	Organization	6

Section 2.2	Validity of Agreement; Authorization	7

Section 2.3	No Conflict or Violation	7

Section 2.4	Consents and Approvals	8

Section 2.5	Capitalization of ENP GP; General Partner Interest; Subject Common Units	8

Section 2.6	Business of ENP GP; Absence of Undisclosed Liabilities	9

Section 2.7	Absence of Certain Changes or Events	9

Section 2.8	Litigation	9

Section 2.9	Regulatory Matters	9

Section 2.10	Solvency	9

Section 2.11	Brokers	10

Section 2.12	Employee Plans	10

Section 2.13	Selling Parties Status	11

Section 2.14	Investment Intent; Investment Experience; Restricted Securities11

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES CONCERNING ENP GP AND THE PARTNERSHIP ENTITIES	11

Section 3.1	Organization	11

Section 3.2	No Conflict or Violation	12

Section 3.3	Consents and Approvals	12

Section 3.4	Partnership Capitalization, Title to Subject Common Units	12

Section 3.5	Subsidiaries; Equity Interests; Business of ENP GP	13

Section 3.6	Financial Statements; Partnership SEC Reports	13

Section 3.7	Controls	14

Section 3.8	Absence of Certain Changes or Events	14

Section 3.9	Compliance with Law	14

Section 3.10	Tax Matters	15

Section 3.11	Absence Of Undisclosed Liabilities	16

Section 3.12	Regulatory Matters	16

Section 3.13	Books And Records; Other Information	16

Section 3.14	Employees; Employee Plans	17

Section 3.15	Properties, Oil and Gas Matters	17

Section 3.16	Environmental Matters	20

Section 3.17	Derivative Transactions and Hedging	20

Section 3.18	Material Contracts	21

Section 3.19	Litigation	22

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF BUYER	22

Section 4.1	Organization	23

Section 4.2	Validity Of Agreement; Authorization	23

Section 4.3	No Conflict Or Violation	23

Section 4.4	Consents And Approvals	24

Section 4.5	Brokers	24

Section 4.6	Buyer Status	24

Section 4.7	Investment Intent; Investment Experience; Restricted Securities	24

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF VANGUARD	24

Section 5.1	Organization	25

Section 5.2	Capitalization; Issuance of Vanguard Common Units	25

Section 5.3	Validity of Agreement; Authorization	26

Section 5.4	No Conflict or Violation	26

Section 5.5	Consents and Approvals	27

Section 5.6	Financial Statements; Vanguard SEC Reports	27

Section 5.7	Controls	27

Section 5.8	Absence of Certain Changes or Events	28

Section 5.9	Compliance with Law	28

Section 5.10	Tax Matters	28

Section 5.11	Absence of Undisclosed Liabilities	29

Section 5.12	Regulatory Matters	29

Section 5.13	Properties, Oil and Gas Matters	29

Section 5.14	Environmental Matters	31

Section 5.15	Material Contracts	32

Section 5.16	Litigation	33

Section 5.17	Brokers	33

ARTICLE VI	COVENANTS	34

Section 6.1	Conduct of Business	34

Section 6.2	Access To Properties And Records	35

Section 6.3	Consents And Approvals	36

Section 6.4	Further Assurances	36

Section 6.5	Commercially Reasonable Efforts	37

Section 6.6	Notice Of Certain Events	37

Section 6.7	Confidential Information	38

Section 6.8	Tax Covenants	39

Section 6.9	Indemnification and Insurance	40

Section 6.10	Post-Closing Payments to Selling Parties and Affiliates; Administrative Services Agreement	41

Section 6.11	No Negotiation	41

Section 6.12	Partnership Credit Agreement	41

Section 6.13	Employee Matters	42

Section 6.14	Books and Records; Financial Statements; Litigation Support	42

Section 6.15	Director Resignations	44

Section 6.16	Migration of Records; Information	44

ARTICLE VII	CONDITIONS TO CLOSING	44

Section 7.1	Shared Conditions to the Parties’ Obligations	44

Section 7.2	Conditions to Buyer’s Obligations	45

Section 7.3	Conditions to Selling Parties’ Obligations	46

ARTICLE VIII	TERMINATION	48

Section 8.1	Methods Of Termination	48

Section 8.2	Effect Of Termination	50

ARTICLE IX	SURVIVAL; INDEMNIFICATION	52

Section 9.1	Survival	52

Section 9.2	Indemnification Coverage	53

Section 9.3	Procedures	56

Section 9.4	No Speculative Damages	57

Section 9.5	Compliance With Express Negligence Rule	57

Section 9.6	Remedy	57

Section 9.7	Tax Treatment Of Indemnity Payments	57

ARTICLE X	MISCELLANEOUS PROVISIONS	57

Section 10.1	Publicity	57

Section 10.2	Successors And Assigns; Third-Party Beneficiaries	57

Section 10.3	Fees And Expenses	58

Section 10.4	Notices	58

Section 10.5	Entire Agreement	59

Section 10.6	Waivers and Amendments	59

Section 10.7	Severability	59

Section 10.8	Titles and Headings	59

Section 10.9	Signatures And Counterparts	59

Section 10.10	Enforcement Of The Agreement; Damages	60

Section 10.11	Governing Law	60

Section 10.12	Disclosure	60

Section 10.13	Consent To Jurisdiction	60

Section 10.14	Waiver of Trial by Jury	61

Section 10.15	Construction	61

ARTICLE XI	DEFINITIONS	61

Exhibit 1.2(a)(vi)                   Form of Opinion of Baker & Hostetler LLP
Exhibit 1.2(a)(vii)                  Form of Registration Rights Agreement
Exhibit 1.2(a)(viii)	Form of Second Amended and Restated Administrative Services Agreement

Exhibit 1.2(c)(ii)                                Form of Opinion of Vinson & Elkins L.L.P.

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”), dated as of November 16, 2010 (the “Execution Date”), by and among Denbury Resources Inc., a Delaware corporation (“Parent”), Encore Partners GP Holdings LLC, a Delaware limited liability company (“GP Holdings”), Encore Partners LP Holdings LLC, a Delaware limited liability company (“LP Holdings”), and Encore Operating, L.P., a Texas limited partnership (“Operating,” and together with Parent, GP Holdings and LP Holdings, the “Selling Parties”), Vanguard Natural Gas, LLC, a Kentucky limited liability company (“Buyer”) and Vanguard Natural Resources, LLC (“Vanguard”).  The Selling Parties, Buyer and Vanguard are referred to collectively herein as the “Parties” and individually as a “Party.”  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in Article XI.

WITNESSETH:

WHEREAS, Parent indirectly owns all of the outstanding equity interests in GP Holdings, LP Holdings and Operating;

WHEREAS, GP Holdings owns all of the member interests (the “Member Interests”) in, and is the sole member of, Encore Energy Partners GP LLC, a Delaware limited liability company (“ENP GP”);

WHEREAS, ENP GP is the sole general partner of Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), and ENP GP owns 504,851 General Partner Units of the Partnership (the “GP Units”) which represent a 1.10% Percentage Interest (as that term is defined in the Partnership Agreement) in the Partnership;

WHEREAS, LP Holdings owns 9,995,801 Common Units representing limited partner interests in the Partnership (the “Common Units”), which represent a 21.80% Percentage Interest in the Partnership, and Operating owns 10,928,254 Common Units, which represent a 23.84% Percentage Interest in the Partnership (collectively the “Subject Common Units”);

WHEREAS, Buyer desires to purchase the Member Interests from GP Holdings and become the sole member of ENP GP, and GP Holdings desires to sell the Member Interests to Buyer and cease to be a member of ENP GP, and Buyer desires to purchase the Subject Common Units from LP Holdings and Operating, and LP Holdings and Operating desire to sell their respective Subject Common Units to Buyer and cease to be limited partners of the Partnership, in each case upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the Parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE

Section 1.1   Agreement to Sell and to Purchase.

(a) On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the Purchase Price (as hereinafter defined):

(i) GP Holdings shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from GP Holdings, the Member Interests; and

(ii) LP Holdings and Operating shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase and accept from LP Holdings and Operating their respective Subject Common Units,

in each case free and clear of any pledges, restrictions on transfer, proxies, voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever (“Encumbrances”), except for (1) restrictions on transfer arising under applicable securities Laws, (2) the applicable terms and conditions of the Partnership Agreement, (3) in the case of the Member Interests, the applicable terms and conditions of the Limited Liability Company Agreement of ENP GP dated as of February 13, 2007, as amended (the “ENP GP LLC Agreement”), and (4) Encumbrances that result from the actions of Buyer.

(b) The closing of the sales and purchases set forth in Section 1.1(a) (the “Closing”) shall take place at 9:00 a.m. (Central Time) at the offices of Baker & Hostetler LLP in Houston, Texas or at such other place as the Parties shall agree in writing, on a date to be specified by the Parties, which shall be the later of (i) the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing and (ii) December 31, 2010.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

(c) Buyer hereby agrees that effective simultaneously with the Closing and its acquisition of:

(i) the Member Interests, it will be bound by and subject to the terms and conditions of the ENP GP LLC Agreement, and acknowledges that ENP GP is a party to, bound by, and subject to the terms and conditions of, the Partnership Agreement; and

(ii) the Subject Common Units, it will be bound by and subject to the terms and conditions of the Partnership Agreement.

(d) Buyer hereby agrees that effective simultaneously upon consummation of the Closing and the delivery of the Member Interests Bill of Sale by GP Holdings to Buyer, Buyer

will assume and agree to pay, perform and discharge when due all of GP Holding’s obligations, duties and liabilities under the ENP GP LLC Agreement from and after the consummation of the Closing.  Effective simultaneously with the Closing, GP Holdings will cause Buyer to be admitted as the member of ENP GP with the right to participate in the management of the business and affairs, and to exercise the rights and powers of a member, of ENP GP, and concurrently therewith GP Holdings will cease to be the member of ENP GP and cease to have or exercise any right or power as a member of ENP GP except for the rights of indemnification as provided by the ENP GP LLC Agreement and the Partnership Agreement.  The assignment and transfer of the Member Interests, the admission of Buyer as a member of ENP GP, and GP Holdings ceasing to be a member of ENP GP, will not dissolve ENP GP and ENP GP will continue without dissolution subsequent to the Closing.

Section 1.2   Deliveries at Closing.

(a) Prior to Closing the parties shall take the following actions, and at the Closing, the Selling Parties shall make the following deliveries to Buyer and take the following further actions:

(i) Transfer of Membership Interests.  A bill of sale in a form to be agreed upon by Buyer and the Selling Parties, evidencing the assignment, transfer and delivery to Buyer of the Member Interests, duly executed by GP Holdings (the “Member Interests Bill of Sale”).

(ii) Transfer of the Subject Common Units.  Prior to Closing each of LP Holdings and Operating will deliver to the Transfer Agent for the Common Units (the “Transfer Agent”) the certificates representing their respective Subject Common Units, in each case with the assignment properly completed and duly executed and with the signature(s) thereon guaranteed.  Prior to Closing, Buyer will deliver to the Transfer Agent a properly completed and duly executed Transfer Application with respect to the Subject Common Units.  At the Closing ENP and the Partnership will cause the Transfer Agent to issue certificates for the Subject Common Units registered in the name of Buyer or its designee.  If the Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then at the Closing, the Selling Parties shall identify and designate the Subject Common Units to be transferred to Buyer in exchange for such Equity Portion (the “Contributed Subject Common Units”).

(iii) FIRPTA Certificates.  Each Selling Party will deliver to Buyer a certificate of such Selling Party meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller Party is not a “foreign person” within the meaning of Section 1445 of the Code, duly executed by such Selling Party.

(iv) Closing Certificates.  The officers’ certificates contemplated by Section 7.2(c), Section 7.2(d) and Section 7.2(e), in each case, executed by a duly authorized executive officer of each of the Selling Parties.

(v) Resignations.  Duly executed copies of the resignations of each of the Resigning Directors and each of the officers of ENP GP listed in Section 6.15.

(vi) Legal Opinion.  An opinion from Baker & Hostetler LLP, counsel to the Selling Parties, dated as of the Closing Date and reasonably satisfactory to Buyer, a form of which is attached hereto as Exhibit 1.2(a)(vi).

(vii) Registration Rights Agreement.  If the Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3 below, a counterpart of a Registration Rights Agreement in the form attached as Exhibit 1.2(a)(vii) hereto (the “Registration Rights Agreement”) duly executed by the Selling Party or Selling Parties to whom Vanguard will issue Vanguard Common Units comprising the Equity Portion of the Purchase Price.

(viii) Second Amended and Restated Administrative Services Agreement.  A counterpart of the Second Amended and Restated Administrative Services Agreement in the form attached as Exhibit 1.2(a)(viii) hereto (the “Second Amended and Restated Administrative Services Agreement”) duly executed by Denbury Resources Inc. and all parties signatory to that agreement.

(b) At the Closing, the Buyer shall make the following deliveries to the applicable Selling Parties and take the following further actions:

(i) Purchase Price.  At the Closing, the Buyer shall (A) make payment to the Selling Parties of the Cash Portion (as hereinafter defined) of the Purchase Price, and shall cause the Escrow Agent (as hereinafter defined) to release the Deposit to the Selling Parties, all as provided in Section 1.3 below, allocated among the Selling Parties in such amounts as provided on Exhibit 1.3 hereto.

(ii) Second Amended and Restated Administrative Services Agreement.  At the Closing, the Buyer shall deliver a counterpart of the Second Amended and Restated Administrative Services Agreement, duly executed by Buyer and all parties signatory to that agreement.

(c) If the Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then at the Closing, Buyer or Vanguard, as applicable, shall make the following deliveries to the applicable Selling Parties or Selling Party designees:

(i) Vanguard Common Units.  Vanguard shall issue and deliver to such Person or Persons designated in writing by the Selling Parties common units representing membership interests in Vanguard (the “Vanguard Common Units”) comprising the Equity Portion of the Purchase Price, as provided in Section 1.3 below.

(ii) Legal Opinion.  An opinion from Vinson & Elkins L.L.P., counsel to Buyer, a form of which is attached hereto as Exhibit 1.2(c)(ii).

(iii) Registration Rights Agreement.  A counterpart of the Registration Rights Agreement, duly executed by Vanguard.

(iv) Closing Certificates.  The officers’ certificates contemplated by Section 7.3(b) and Section 7.3(c), and if applicable Section 7.3(d) and Section 7.3(e), in each case, executed by a duly authorized executive officer of Buyer.

Section 1.3   Purchase Price.  The Purchase Price will be $380,000,000, (i) $20,000,000 of which (the “Deposit”) the Escrow Agent (as hereinafter defined) shall release on the Closing Date by wire transfer to the Selling Parties in immediately available funds made to such bank account or accounts as designated in writing by the Selling Parties, (ii) up to $80,000,000 of which may, at the election of Buyer in its sole discretion, be paid in Vanguard Common Units valued at $25.50 per unit (if any, the “Equity Portion”), and (iii) the remainder of which shall be paid in cash by Buyer to the Selling Parties at Closing (the “Cash Portion”) by wire transfer to the Selling Parties in immediately available funds made to such bank account or accounts as designated in writing by the Selling Parties on or before the Closing Date.  The election described in (ii) must be made in writing by the Buyer prior to the close of business on December 21, 2010 (unless prior to that date Buyer and the Selling Parties agree that closing will not take place on or before December 31, 2010, in which case such election must be made ten days prior to the Closing Date); if Buyer fails to make such election by such date, no portion of the payment may be paid in Vanguard Common Units.  The Purchase Price will be allocated as agreed to by Buyer and the Selling Parties prior to Closing.  The Purchase Price will be allocated among the Member Interests and the Subject Common Units as agreed to by Buyer and the Selling Parties prior to Closing.  Any adjustments under Section 743(b) of the Code and any gain under Section 751 of the Code will be allocated in accordance with the Partnership’s past practices.

Section 1.4   Deposit.  Simultaneously with the execution of this Agreement, Buyer has paid to JPMorgan Chase Bank, National Association (the “Escrow Agent”) the Deposit and Buyer, the Selling Parties and the Escrow Agent have each executed and delivered to the others an agreement (the “Escrow Agreement”) regarding the terms and conditions on which the Escrow Agent will hold and pay out the Deposit.

Section 1.5   Transfer Restriction.

(a) In the event that Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then each of the Selling Parties who receives any of the Equity Portion (such Vanguard Common Units so received being referred to herein as the “Equity Portion Consideration Common Units”) agrees with Buyer that, during the period beginning on and including Closing Date through July 31, 2011 (the “Lock-up Period”), such Selling Party will not, without the prior written consent of Buyer, directly or indirectly:

(i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any Equity Portion Consideration Common Units; or

(ii) enter into any swap or other agreement, arrangement or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any Equity Portion Consideration Common Units;

whether any transaction described in clause (i) or (ii) above is to be settled by delivery of Equity Portion Consideration Common Units, other securities, in cash or otherwise; provided that commencing July 1, 2011, the Selling Parties may make sales of a portion of the Equity Portion Consideration Common Units, in compliance with and pursuant to the provisions of Rule 144 promulgated under the Securities Act of 1933 applicable to an “affiliate” as defined therein.

(b) Subject to Section 1.5 above, each Selling Party further agrees that Vanguard may, with respect to any Equity Portion Consideration Common Units, cause its transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to such securities during the Lock-up Period.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLING PARTIES

As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), each of the Selling Parties hereby represents and warrants to Buyer as follows:

Section 2.1   Organization.

(a) Each of the Selling Parties (i) is a corporation, limited liability company or limited partnership, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of Delaware or Texas, as the case may be, (ii) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) except with respect to Parent, has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iii) and (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair such Selling Parties’ ability to perform their obligations under this Agreement.  Each of the Selling Parties has made available to Buyer true and complete copies of the Organizational Documents of each Selling Party, as in effect on the Execution Date.

(b) ENP GP (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, (ii) has all requisite legal and limited liability company power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease, and operate its properties and to conduct its business as currently owned and conducted, and (iv) is duly qualified to do business and is in good standing in each jurisdiction where the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transaction contemplated by this Agreement or to impair any Selling Party’s ability to perform its obligations under this Agreement.  Schedule 2.1(b) sets forth all of the jurisdictions in which ENP GP is qualified to do business.

Section 2.2   Validity of Agreement; Authorization.  Each of the Selling Parties has (with respect to this Agreement and the Escrow Agreement), or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it is a party), full power and authority to enter into this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder and to comply with the terms and conditions hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance by the Selling Parties of their obligations hereunder and thereunder have or will have been duly authorized by the Board of Directors or other governing body of each of the Selling Parties, and no other proceedings on the part of any of the Selling Parties are necessary to authorize such execution, delivery and performance. This Agreement and the other Transaction Documents to which any of the Selling Parties is party have been (in the case of this Agreement and the Escrow Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by each of the Selling Parties that is a party thereto, as applicable, and constitute (in the case of this Agreement and the Escrow Agreement), or will constitute at the Closing (in the case of such other Transaction Document) such Selling Party’s valid and binding obligation enforceable against each such Selling Party in accordance with its terms.

Section 2.3   No Conflict or Violation.  Except as set forth in Schedule 2.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which each of the Selling Parties is a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of any Selling Party, ENP GP or the Partnership; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation (“Law”) of any Governmental Authority binding on the Selling Parties or on ENP GP acting on its own behalf (rather than on behalf of the Partnership); (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Selling Parties is a party or by which any of them in such capacities is bound or to which any of their respective properties or assets are subject; (d) result in the creation or imposition of any Encumbrances, limitations or restrictions upon any of the properties or assets of any of the Selling Parties; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Selling Parties or of ENP GP obtained, held or made on its own behalf (rather than on behalf of the Partnership), except in the case of clauses (c) and (d), as is resolved by (A) any consent or waiver of Parent’s lenders under the Denbury Credit Agreement (the “Denbury Lender Consent”) to permit the transactions contemplated by this Agreement, which is to be obtained by the Selling Parties in accordance with the terms of such Credit Agreement prior to Closing or (B) the Partnership Bank Waivers if obtained pursuant to Section 6.12, and (C) as could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair such Selling Party’s ability to perform its obligations under this Agreement (provided this clause (C) will not modify Selling Parties’ representations regarding Encumbrances affecting the Member Interests or the Subject Common Units).

Section 2.4   Consents and Approvals.  Except for (i) the Denbury Lender Consent, (ii) the Partnership Bank Waivers, (iii) as disclosed on Schedule 2.4, or (iv) as could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair the Selling Parties’ ability to perform their obligations under this Agreement, the Selling Parties’ execution and delivery of this Agreement or the other Transaction Documents to which any of the Selling Parties is party or performance of their respective obligations hereunder or thereunder, does not require the  consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person, by any of the Selling Parties or ENP GP (acting on its own behalf rather than on behalf of the Partnership).

Section 2.5   Capitalization of ENP GP; General Partner Interest; Subject Common Units.

(a) GP Holdings is the sole member of and the sole record and beneficial owner of, and has valid title to, the Member Interests in ENP GP, free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the ENP GP LLC Agreement, (iii) the applicable terms and conditions of the Partnership Agreement, and (iv) matters described on Schedule 2.5(a).  The Member Interests have been duly authorized and validly issued in accordance with the ENP GP LLC Agreement, are fully paid (to the extent required by the ENP GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Section 18-607 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)).  There are no preemptive or other rights to subscribe for or to purchase, and except as set forth in Schedule 2.5(a), no restriction upon the voting or transfer of, any interest in ENP GP.  Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from ENP GP or any of the Selling Parties any equity interests in ENP GP.  ENP GP has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of Member Interests in ENP GP.  The Selling Parties have delivered a true, correct and complete copy of the ENP GP LLC Agreement to Buyer.

(b) ENP GP is the sole general partner of the Partnership.  ENP GP is the sole record and beneficial owner of the GP Units, which represents a 1.10% Percentage Interest in the Partnership.  The GP Units have been duly authorized and validly issued in accordance with the Partnership Agreement and are held free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) matters described on Schedule 2.5(b), if any, and (iii) applicable terms and conditions of the Partnership Agreement.  Other than the GP Units, ENP GP does not own any equity interest in any other Person.

(c) LP Holdings and Operating are the sole record and beneficial owners of, and have valid title to, their respective Subject Common Units free and clear of any Encumbrances except for (i) restrictions on transfer arising under applicable securities Laws, (ii) matters described on Schedule 2.5(c), if any, and (iii) applicable terms and conditions of the Partnership Agreement.  The Subject Common Units have been duly authorized and validly issued in accordance with the Partnership Agreement, are fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).  Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from LP Holdings or Operating any of the Subject Common Units.

Section 2.6   Business of ENP GP; Absence of Undisclosed Liabilities.  ENP GP has never engaged in or conducted, directly or indirectly, any business or other activities other than acting as the general partner of the Partnership and owning the GP Units, or incurred any indebtedness, liability or obligations, absolute or contingent except in connection with or incidental to (i) its performance as general partner of the Partnership, or (ii) the acquiring, owning or disposing of any debt or equity securities of the Partnership Entities.

Section 2.7   Absence of Certain Changes or Events.  Since December 31, 2009, the business of ENP GP has been conducted in the ordinary course of business consistent with past practices. Since December 31, 2009 there has not been or occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, and ENP GP has not suffered any damage, destruction or other casualty loss (whether or not covered by insurance) to its properties or assets (recognizing that properties and assets of the Partnership are not properties and assets of ENP GP) that are material to the business of ENP GP, provided, however, that for purposes of this Section 2.7, all references to the Partnership Entities will be disregarded in the definition of “Material Adverse Effect.”

Section 2.8   Litigation.  There are no Legal Proceedings pending or, to the Knowledge of the Selling Parties threatened, against or involving the Selling Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair such Selling Party’s ability to perform its obligations under this Agreement, and there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Selling Parties that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transaction contemplated by this Agreement or to impair such Selling Party’s ability to perform its obligations under this Agreement, provided, however, that for purposes of this Section 2.8, all references to the Partnership Entities will be disregarded in the definition of “Material Adverse Effect.”  “Legal Proceeding” shall mean any judicial or administrative, suits, proceedings (public or private), claims, investigations or proceedings before any Governmental Authority or arbitral actions.

Section 2.9   Regulatory Matters.

(a) ENP GP is not a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) ENP GP is not an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 2.10   Solvency.  Each of the Selling Parties is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be Solvent. For purposes of this Section 2.10, “Solvent” means, with respect to the applicable party on any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party that would constitute liabilities under GAAP, (b) the present fair equivalent value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets, and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

Section 2.11   Brokers.  Subject to Schedule 2.11, no broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities (the fees and expenses of which will be paid by Parent), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of any Selling Party, ENP GP, the Partnership or its Subsidiaries.

Section 2.12   Employee Plans.

(a) There does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Plan Liability with respect to the Employee Plans sponsored, maintained, contributed to, or required to be sponsored, maintained, or contributed to by the Selling Parties and any Person that, together with the Selling Parties, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), that would be a liability of ENP GP or the Partnership Entities following the Closing.

(b) Schedule 2.12(b) sets forth a list as of the date hereof of the job titles and annual salaries or hourly wages for the previous year (if the Closing Date occurs after December 31, 2010) for all employees of the Selling Parties and their Affiliates who spend all of their business time providing services related to ENP GP or the Partnership Entities (the “Subject Employees”).  As of the date hereof (i) none of the Subject Employees are subject to any collective bargaining agreements or other labor contract with any of the Selling Parties or their

Affiliates, (ii) to the Knowledge of the Selling Parties, none of ENP GP or any of the Partnership Entities has currently agreed to recognize any union or other collective bargaining representative, and (iii) since January 1, 2010 through the date hereof, no union or other collective bargaining representative, to the Knowledge of the Selling Parties, has attempted to organize or been certified as the exclusive bargaining representative of any Subject Employee.  There is no labor strike or work stoppage pending or, to the Knowledge of the Selling Parties, threatened that involves the Subject Employees.  There is no pending or, to the Knowledge of the Selling Parties, threatened labor dispute, grievance or litigation relating to labor matters involving the Subject Employees (including those alleging any material violation of any labor, safety or employment Laws, charges of unfair labor practices, wage complaints or discrimination complaints).  No Subject Employee is subject to any individual employment agreement or change in control payments other than those payments to be made by Parent under Section 6.13 of this Agreement, and each Subject Employee is an at-will employee.

Section 2.13   Selling Parties Status.  None of the Selling Parties is an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.  None of the Selling Parties nor any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any of the Selling Parties, within the meaning of the HSR Act and the rules promulgated thereunder, owns any Vanguard Common Units or other equity interests in the Vanguard.  Each of the Selling Parties (including to the best of the Knowledge of the Selling Parties any Person for whom any of the Selling Parties will hold any Vanguard Common Units comprising the Equity Portion of the Purchase Price, if any) is an Eligible Holder (as that term is defined in the Vanguard LLC Agreement).

Section 2.14   Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Vanguard Common Units comprising the Equity Portion of the Purchase Price, if any, none of the Selling Parties is offering or selling, and shall not offer or sell such Vanguard Common Units, in connection with any distribution of any of such Vanguard Common Units, and each of the Selling Parties has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  The Selling Parties that receive such Vanguard Common Units acknowledge that they can bear the economic risk of their investment in the Vanguard Common Units comprising the Equity Portion of the Purchase Price, if any, and have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of an investment in such Vanguard Common Units.  Such Selling Parties are “accredited investors” as such term is defined in Regulation D under the Securities Act.  Such Selling Parties understand that the Vanguard Common Units comprising the Equity Portion of the Purchase Price, if any, will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that such Vanguard Common Units shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations such Vanguard Common Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES CONCERNING ENP GP AND THE PARTNERSHIP ENTITIES

As of the Execution Date, and also as of the Closing Date (except to the extent that any statement is specifically limited by the terms thereof to the date of this Agreement or another specified date), each of the Selling Parties hereby represents and warrants to Buyer as follows:

Section 3.1   Organization.  Each of the Partnership Entities (i) is a corporation, limited partnership or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, and (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to clause (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair such Selling Party’s ability to perform its obligations under this Agreement.

Section 3.2   No Conflict or Violation.  The execution, delivery and performance of this Agreement and the Transaction Documents to which any of the Selling Parties is party by each of the Selling Parties does not and will not: (a) violate or conflict with any provision of the Organizational Documents of any of the Partnership Entities; (b) violate any Law of any Governmental Authority binding on any of the Partnership Entities or ENP GP; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Partnership Entities is a party or ENP GP is a party or by which any of them is bound or to which any of their respective properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of any of the Partnership Entities; or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any of the Partnership Entities, except in the case of clauses (c) and (d) as will be resolved by obtaining Partnership Bank Waivers under the Partnership Credit, or where such violations, breaches, defaults or Encumbrances in the aggregate would not reasonably be expected to have a Material Adverse  Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair the Partnership’s ability to perform its obligations under this Agreement.

Section 3.3   Consents and Approvals.  Except for any Partnership Bank Waivers, or as could not reasonably be expected to have a Material Adverse Effect or to prevent or delay materially the consummation of the transaction contemplated by this Agreement, the Selling Parties’ execution and delivery of this Agreement or the other Transaction Documents to which any of the Selling Parties is party or performance of their respective obligations hereunder or thereunder, does not and will not require the consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person, by any of the Partnership Entities or ENP GP (acting on behalf of the Partnership).

Section 3.4   Partnership Capitalization, Title to Subject Common Units.

(a) As of the Execution Date, no Partnership Common Units were subject to issuance upon the vesting of outstanding phantom units.  The Partnership has no limited partner interests issued and outstanding other than the Common Units reflected in the Form 10-Q quarterly report for the quarter ended September 30, 2010. All of the limited partner interests in the Partnership have been duly authorized and validly issued in accordance with the Partnership Agreement; and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except to the extent such nonassessability may be affected by Section 17-607 of the Delaware LP Act).

(b) Except as described in the Partnership Agreement or as disclosed in the Partnership SEC Reports, there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in the Partnership (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Common Units (other than the Selling Parties) may have imposed upon such Common Units).  Except as described in the Partnership Agreement or in Schedule 3.4(b) or as disclosed in the Partnership SEC Reports, there are no outstanding options, warrants or similar rights to purchase or acquire from any of the Partnership Entities any equity interests in any of the Partnership Entities or any stock appreciation, phantom stock or similar rights with respect to the Partnership Entities.  No Partnership Entity has any outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the limited partners of the Partnership.

Section 3.5   Subsidiaries; Equity Interests; Business of ENP GP.  Except as set forth on Schedule 3.5 or in the Partnership Agreement or as disclosed in the Partnership SEC Reports, (i) neither ENP GP nor the Partnership has any Subsidiaries, and does not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person; and (ii) neither ENP GP nor the Partnership has any obligation or rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.  Except for Encumbrances set forth on Schedule 3.5(a) or those that exist under the Partnership Credit Agreement, the Partnership owns, directly or indirectly, all of the issued and outstanding partnership, membership or other equity interests of each of such Subsidiaries free and clear of any Encumbrances.  The Partnership and each of such Subsidiaries of the Partnership are collectively referred to herein as the “Partnership Entities.”

Section 3.6   Financial Statements; Partnership SEC Reports.  The Partnership has timely made all filings required to be made under the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since January 1, 2010 (such documents, including exhibits and other information incorporated therein, collectively, the “Partnership SEC Reports”).  Since January 1, 2010, (a) all Partnership SEC Reports filed by the Partnership, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the Securities and Exchange Commission (the

“SEC”) (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, Section 3.7 no such SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and Section 3.8 all financial statements contained or incorporated by reference in such Partnership SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of the Partnership and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods).  The Partnership SEC Reports included all certifications required to be included therein pursuant to Section 13a-14(a) and Section 13a-14(b) of the Exchange Act and the statements made by such certifications are true and correct.  No Subsidiary of the Partnership is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

Section 3.9   Controls.

(a) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Partnership are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of ENP GP as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of ENP GP required under the Exchange Act with respect to such reports.

(b) Neither the Board of Directors of ENP GP, the officers of ENP GP, nor any of the Selling Parties has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices procedures, methodologies or methods of the Partnership Entities or their respective internal accounting controls relating to periods after January 1, 2010, including any material complaint, allegation, assertion or claim that any of the Partnership Entities has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Partnership Entities, whether or not employed by the Partnership Entities, has reported evidence of a material violation of securities Laws or breach of fiduciary duty, relating to periods after January 1, 2010, by the officers, directors, employees or agents of any of the Partnership Entities to the Board of Directors of ENP GP or to any director or officer of ENP GP.

Section 3.10   Absence of Certain Changes or Events.  Except as set forth on Schedule 3.8 or in the Partnership SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Partnership SEC Reports to the extent they are predictive or forward looking in nature), since December 31, 2009 (a) the business of the Partnership Entities has been conducted in the ordinary course of business consistent with past practices, (b)

there has not been or occurred any event or condition that has had or could reasonably be expected to have a Material Adverse Effect, and Section 3.11 the Partnership and its Subsidiaries (taken as a whole) have not suffered any damage, destruction or other casualty loss (whether or not covered by insurance) to its properties or assets that are material to the business of the Partnership and its Subsidiaries.

Section 3.12   Compliance with Law.  Except as set forth in the Partnership SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Partnership SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Partnership SEC Reports), and except with respect to the matters addressed in Sections 3.10, 3.12, 3.14, 3.15, 3.16 and 3.18, which matters are addressed only in those sections, the operations of ENP GP and the Partnership Entities have been conducted, and currently are being conducted, in material compliance with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of ENP GP or the Partnership Entities and their respective assets, properties and operations.

Section 3.13   Tax Matters.

(a) For purposes of this Agreement, “Tax Returns” shall mean returns, reports, exhibits, schedules, information statements, declaration, claim for refund, and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax or provided to any Tax authority, including any amendments thereto.  For purposes of this Agreement, “Tax” or “Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

(b) Except as disclosed on Schedule 3.10(b), (i) each of ENP GP and each of the Partnership Entities has timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed (taking into account any extensions of time within which to file) by or with respect to each of ENP GP and each of the Partnership Entities; (ii) all such Tax Returns were true, correct and complete in all material respects and all material Taxes have been paid in full; (iii) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Taxes of ENP GP or any of the Partnership Entities either claimed or raised by any Tax authority in writing; (iv) none of ENP GP or any of the Partnership Entities has any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (v) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes of any of ENP GP or any of the Partnership Entities; (vi) neither ENP GP nor any Partnership Entity is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes liability on ENP GP or any Partnership Entity for the Taxes of another Person; (vii)

each of the Partnership Entities that is a partnership for federal income Tax purposes has made, or shall be eligible to make, an election pursuant to Section 754 of the Code; (c) each of the Partnership Entities has withheld and paid all Taxes required to be withheld by such Partnership Entity in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (d) no material liens for Taxes exist with respect to any of the Partnership Entities’ assets, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and (x) neither ENP GP nor any Partnership Entity has engaged in a transaction that would be reportable by or with respect to any Partnership Entity under Treas. Reg. §1.6011-4 or any predecessor thereto.

(e) In each tax year since the formation of the Partnership up to and including the current tax year, at least 90% of the Partnership’s gross income has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(f) Except as disclosed on Schedule 3.10(d), none of the Partnership Entities has elected to be treated as a corporation.

(g) ENP GP is qualified as a disregarded entity under Treasury Regulation Section 301.7701-2 and -3.

Section 3.14   Absence Of Undisclosed Liabilities.  Except as disclosed on Schedule 3.11 or in the Partnership SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Partnership SEC Reports to the extent they are predictive or forward looking in nature), none of the Partnership Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the consolidated financial statements of the Partnership included in the Partnership SEC Reports, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2009, or (b) other liabilities of the Partnership or any of its Subsidiaries that individually or in the aggregate are not material to the Partnership and its Subsidiaries, taken as a whole, and that are not required by GAAP to be included in the consolidated financial statements of the Partnership.

Section 3.15   Regulatory Matters.

(a) None of the Partnership Entities is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) None of the Partnership Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.16   Books And Records; Other Information.

(a) The minute books and other similar records of the Partnership Entities and of ENP GP contain true and correct copies of all actions taken at all meetings of the Partnership’s limited partners, ENP GP’s equityholders, the Board of Directors of ENP GP or any committee thereof and all written consents executed in lieu of any such meetings.  Complete copies of all such minute books and other similar records have been made available to Buyer.

(b) The Partnership Entities and ENP GP (i) make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets and (ii) maintain systems of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with management’s general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.17   Employees; Employee Plans.

(a) None of the Partnership Entities currently has any employees and, except as set forth on Schedule 3.14(a), none of the Partnership Entities has ever had any employees.

(b) Except as disclosed on Schedule 3.14(b), the Partnership Entities and their ERISA Affiliates do not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to and, at no time during the past five (5) years, have sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans (collectively, the “Partnership Plans”).

(c) ENP GP currently has no employees and, except as set forth on Schedule 3.14(c), ENP GP has never had any employees.

(d) Except as disclosed on Schedule 3.14(d), ENP GP does not have any Plan Liability with respect to any Employee Plans sponsored, maintained, contributed to, or required to be sponsored, maintained, or contributed to by its ERISA Affiliates.  ENP GP does not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to contribute to and, at no time during the past five (5) years, has sponsored, maintained or contributed to or had an obligation to contribute to, any Employee Plans (collectively, the “ENP GP Plans” and together with the Partnership Plans, the “Plans”).

(e) With respect to any Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Selling Parties, threatened that could result in any material liability to Buyer, ENP GP or any Partnership Entity.

(f) Neither the negotiation or execution of this Agreement, nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, result in any Plan Liability or other liability to the Subject Employees for compensation or benefits, including severance and change in control benefits, that will be a liability of the Partnership Entities, ENP GP or the Buyer at or following the Closing.

Section 3.18   Properties, Oil and Gas Matters.

(a) For purposes of this Agreement, “Partnership Oil and Gas Agreements” means the following types of agreements or contracts to which the Partnership or any of the Partnership Entities is a party, whether as an original party, by succession or assignment or otherwise with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Partnership Reserve Report: oil and gas leases, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, and agreements restricting any of the Partnership Entities’ ability to operate, obtain, explore for or develop interests in a particular geographic area.  Set forth in Schedule 3.15 is a list of all Partnership Oil and Gas Agreements that contain any material restriction on any of the Partnership Entities’ ability to operate, obtain, explore for or develop interests in a particular geographic area.  Complete copies of all such Partnership Oil and Gas Agreements have been made available to Buyer.

(b) The Partnership has furnished an internal reserve report containing estimates of the oil and gas reserves that are owned by the Partnership Entities as of June 30, 2010, prepared by the Partnership (the “Partnership Reserve Report”). The factual, non-interpretive data relating to the Oil and Gas Properties of the Partnership Entities on which the Partnership Reserve Report were based for purposes of estimating the oil and gas reserves set forth therein was accurate in all material respects at the time such data was provided to the reserve engineers. With respect to the proved reserves reflected in the Partnership Reserve Report, the Partnership Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no material change in respect of the matters addressed in the Partnership Reserve Report.

(c) All material items of operating equipment, pipelines and facilities owned or leased by any of the Partnership Entities and used or necessary for use in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Partnership Reserve Report are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated.

(d) Except for goods and other property sold, used or otherwise disposed of since the date of the Partnership Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Partnership SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Partnership SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Partnership SEC Reports), as of the date hereof, the Partnership Entities own or have valid leases or contractual rights to, all material equipment and other personal property used or necessary for use in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Partnership Reserve Report in the manner in which such properties were operated as of the date hereof.

(e) Except for property sold or otherwise disposed of since the dates of the respective Partnership Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Partnership SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Partnership SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Partnership SEC Reports), the Partnership Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Partnership Reserve Report, in each case relating to the interests referred to therein as of the date of each such report, and in each case as attributable to interests owned by the Partnership Entities, free and clear of any Encumbrances, except: (i) Encumbrances reflected in the Partnership SEC Reports filed prior to the date of this Agreement, (ii) Permitted Encumbrances, and (iii) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Partnership Entities are being received by them in a timely manner and are not being held in suspense for any reason.

(g) The Partnership Oil and Gas Agreements affecting any real or personal property given material value in the Partnership Reserve Report, including the Oil and Gas Properties, are in good standing, valid and effective, and all material rentals due by any of the Partnership Entities to any lessor of any oil and gas leases forming the basis for the reserves reflected in the Partnership Reserve Report have been properly paid. The Partnership Entities have paid all material royalties, overriding royalties and other burdens on production due by the Partnership Entities with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Partnership Reserve Report.

(h) All Oil and Gas Properties operated by any of the Partnership Entities have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable oil and gas leases and applicable law.

(i) Except as set forth in Schedule 3.15(i), none of the material Oil and Gas Properties of the Partnership or the other Partnership Entities forming the basis for the reserves reflected in the Partnership Reserve Report is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(j) Except as set forth in Schedule 3.15(j), none of the Oil and Gas Properties of the Partnership Entities forming the basis for the reserves reflected in the Partnership Reserve Report are subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) None of the Partnership Entities has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Partnership Reserve Report to receive deliveries of Hydrocarbons without paying therefor, and, on a net basis, across the Partnership Entities, the Partnership Entities, taken as a whole, are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements, except as set forth in Schedule 3.15(k).

(l) Each of the Partnership Entities (i) has such consents, rights-of-way, or licenses from any Person (collectively, “Rights-of-Way”) as are necessary to use, own and operate each Partnership Entity’s material Oil and Gas Properties in the manner such assets are currently used, owned and operated by each Partnership Entity in all material respects and (ii) has fulfilled and performed, in all material respects, all of its obligations with respect to such Rights-of-Way.  To the Knowledge of the Seller Parties, no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Right-of-Way.

Section 3.19   Environmental Matters.  Except as set forth in Schedule 3.16:

(a) Each of the Partnership Entities and their respective properties is, and during the relevant time periods specified in all applicable statutes of limitations, has been, in material compliance with all applicable Environmental Laws.

(b) Each of the Partnership Entities has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, and are issued in the correct entity’s name, and there are no circumstances existing that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents, approvals and filings being revoked or not renewed or in pending applications for such permits, licenses, franchises, authorities, consents, approvals and filings being denied.

(c) There are no pending or threatened material claims, demands, actions, administrative proceedings, lawsuits or investigations against any of the Partnership Entities or affecting any of their respective properties under any Environmental Laws.

(d) There has been no Release of any Hazardous Material into the environment by the Partnership Entities or onto or beneath any of their respective properties or assets that could reasonably be expected to result in any material remedial or corrective action obligation on the part of the Partnership Entities under Environmental Laws.

(e) There has been no exposure of any person or property to any Hazardous Material from, by, or in connection with the Partnership Entities’ properties or operations that could reasonably be expected to form the basis of a claim for material damages or compensation.

(f) The Selling Parties have made available to Buyer all internal and external environmental assessments, reports, audits ,and studies and all correspondence on environmental matters relating to the Partnership Entities’ properties, assets, and operations that are reasonably expected to have a material impact that are known to them to be in the possession, custody, or control of or otherwise reasonably available to the Selling Parties.

(g) Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 3.16.

Section 3.20   Derivative Transactions and Hedging.  Schedule 3.17 contains a complete and correct list as of the Execution Date of all outstanding commodity or financial hedging positions of any of the Partnership Entities pursuant to which any such party has outstanding rights or obligations (collectively, “Derivative Transactions”). All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement will be, in all material respects entered into in accordance with applicable laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Partnership, and were, and will be, in all material respects entered into with counterparties believed at the time and currently to be financially responsible. Each of the Partnership Entities has, and will have, duly performed, in all material respects, all of its respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are and will be no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions thereof by any party thereunder.

Section 3.21   Material Contracts.

(a) As of the date of this Agreement, except for (i) contracts filed as an exhibit to or incorporated by reference in a Partnership SEC Report filed prior to the Execution Date, (ii) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in Partnership SEC Reports, or (iii) as otherwise set forth on Schedule 3.18(a), none of the Partnership Entities is a party to or bound by any contract (whether written or oral) that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those solely between or among any of the Partnership Entities) relating to indebtedness in an amount in excess of $1.0 million individually, other than the Partnership Credit Agreement;

(iii) a contract, lease (other than oil and gas leases) or license (including any seismic licensing agreement) (x) pursuant to which any of the Partnership Entities paid or received amounts in excess of $1.0 million individually within the 12 month period prior to the date of this Agreement or are reasonably expected to pay or receive amounts in excess of $1 million within the 12 month period following the date of this Agreement (if such agreement cannot be terminated on 90 days or less notice without payment by any of the Partnership Entities of any material penalty) or (y) that is material to the Partnership Entities taken as a whole;

(iv) a contract that purports to limit materially the right of any of the Partnership Entities to engage or compete in any line of business in which any of the Partnership Entities is engaged or to compete with any person or operate in any location;

(v) a contract that creates a partnership or joint venture or similar arrangement (other than a joint operating agreement entered into in the ordinary course of business) with respect to any significant portion of the business of the Partnership Entities taken as a whole;

(vi) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by any of the Partnership Entities that is material to the Partnership Entities taken as a whole;

(vii) a contract which includes any of the Selling Parties or any Affiliate of any Selling Parties (other than ENP GP and the Partnership Parties) as a counterparty or third party beneficiary, other than the Administrative Services Agreement; or

(viii) an executory contract which includes the acquisition or sale of assets with a book value in excess of $50 million (whether by merger, sale of stock, sale of assets or otherwise).

All contracts of the type described in this Section 3.18(a) together with the contracts for the sale of Hydrocarbons produced from any of the Partnership Entities’ Oil and Gas Properties described in the Partnership Reserve Report that are not terminable on 90 days or less notice without payment by any of the Partnership Entities of any material penalty and are set forth on Schedule 3.18(a), are referred to herein as the “Partnership Material Contracts.”

(b) Other than as a result of the expiration or termination of any Partnership Material Contract in accordance with its terms and except as would not have either individually or in the aggregate a Material Adverse Effect, (i) each Partnership Material Contract is valid and binding on each of the Partnership Entities that is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms against such Partnership Entity and, to the Knowledge of the Selling Parties, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (ii)  each of the Partnership Entities has performed all material obligations required to be performed by it to date under each Partnership Material Contract, and (iii) none of the Partnership Entities has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Partnership Entities or of any other party under any such Partnership Material Contract.

Section 3.22   Litigation.  Except as set forth on Schedule 3.19, there are no Legal Proceedings pending or, to the Knowledge of the Selling Parties, threatened, against or involving the Partnership Entities or ENP GP that, individually or in the aggregate, have or are reasonably likely to have a Material Adverse Effect.  Except as set forth on Schedule 3.19, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Partnership Entities or ENP GP that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair such Selling Party’s ability to perform its obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As of the date hereof, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), Buyer hereby represents and warrants to each of the Selling Parties as follows:

Section 4.1   Organization.  Buyer is (i) a limited liability company duly formed, validly existing and in good standing under the Laws of Kentucky, (ii) has all requisite legal and entity power and authority to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to (iii) and (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on Buyer or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Buyer’s ability to perform its obligations under this Agreement.  Buyer has made available to the Selling Parties true and complete copies of the Organizational Documents of Buyer, as in effect on the Execution Date.

Section 4.2   Validity Of Agreement; Authorization.  Buyer has (with respect to this Agreement and the Escrow Agreement), or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it will be a party), the power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance of Buyer’s obligations hereunder and thereunder have been duly authorized by the Board of Directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which Buyer is a party have been (in the case of this Agreement and the Escrow Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by Buyer and constitute (in the case of this Agreement and the Escrow Agreement), or will constitute (in the case of such other Transaction Documents) at the Closing, as applicable, Buyer’s valid and binding obligation enforceable against Buyer in accordance with its terms.

Section 4.3   No Conflict Or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party does not and will not: (a) violate or conflict with any provision of its Organizational Documents; (b) violate any applicable provision of Law; (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which Buyer is bound or to which any of its properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets, or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of Buyer except where such violations, breaches, defaults or Encumbrances in the aggregate would not have a material adverse effect on the transactions contemplated hereby.

Section 4.4   Consents And Approvals.  No consent, approval, waiver or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Buyer) is required for Buyer to execute and deliver this Agreement or the Transaction Documents to which Buyer is a party or to perform its respective obligations hereunder or thereunder.

Section 4.5   Brokers.  No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets Corporation (the fees and expenses of which will be paid by Buyer), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer.

Section 4.6   Buyer Status.  Buyer is not an employee benefit plan or other organization exempt from taxation pursuant to Section 501(a) of the Code, a non-resident alien, a foreign corporation or other foreign Person, or a regulated investment company within the meaning of Section 851 of the Code.  Neither Buyer nor any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Buyer, within the meaning of the HSR Act and the rules promulgated thereunder, owns any Common Units or other equity interests in the Partnership.  Buyer (including to the best of the Knowledge of the Buyer any Person for whom Buyer will hold the Subject Common Units) is an Eligible Holder (as that term is defined in the Partnership Agreement).

Section 4.7   Investment Intent; Investment Experience; Restricted Securities.  In acquiring the Member Interests and the Subject Common Units, Buyer is not offering or selling, and shall not offer or sell the Member Interests or the Subject Common Units, in connection with any distribution of any of such Member Interests or Subject Common Units, and Buyer has no participation and shall not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities Laws.  Buyer acknowledges that it can bear the economic risk of its investment in the Member Interests and the Subject Common Units, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Member Interests and the Subject Common Units. Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act.  Buyer understands that the Member Interests and the Subject Common Units will not have been registered pursuant to the Securities Act or any applicable state securities Laws, that the Member Interests and the Subject Common Units shall be characterized as “restricted securities” under federal securities Laws and that under such Laws and applicable regulations the Member Interests and the Subject Common Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF VANGUARD

As of the Execution Date, and also as of the Closing Date (except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date), Vanguard hereby represents and warrants to each of the Selling Parties as follows:

Section 5.1   Organization

(a) Vanguard beneficially owns all of the issued and outstanding limited liability company interests in each of Buyer and VNR Holdings, LLC, a Delaware limited liability company (“VNR Holdings”), and all of the issued and outstanding common stock, par value $0.01, of VNR Finance Corp., a Delaware corporation (“VNR Finance”). VNG beneficially owns all of the issued and outstanding limited liability company interests in each of Ariana Energy, LLC, a Tennessee limited liability company (“AE”), Trust Energy Company, LLC, a Kentucky limited liability company (“TEC”), and Vanguard Permian, LLC, a Delaware limited liability company (“Permian”).

(b)  Each of Vanguard, Buyer, TEC, Permian, VNR Holdings, VNR Finance and AE (collectively, the “Vanguard Entities”) (i) is a corporation or limited liability company, as the case may be, duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of Delaware, Tennessee or Kentucky, as the case may be, (ii) has all requisite legal and corporate or other entity power and authority, as the case may be, to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, (iii) has all material governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to conduct its businesses as currently owned and conducted, and (iv) is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties requires it to so qualify, except with respect to clause (iv) for circumstances which, individually or in the aggregate, could not reasonably be expected to have a Vanguard Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Vanguard’s ability to perform its obligations under this Agreement.

Section 5.2   Capitalization; Issuance of Vanguard Common Units

(a) As of the Execution Date, except as provided on Schedule 5.2(a), no Vanguard Common Units were subject to issuance upon the vesting of outstanding phantom units.  Except as provided on Schedule 5.2(a), Vanguard has no limited partner interests issued and outstanding other than the Vanguard Common Units reflected in the Form 10-Q quarterly report for the quarter ended September 30, 2010. All of the limited liability company interests in Vanguard have been duly authorized and validly issued in accordance with the Vanguard LLC

Agreement; and are fully paid (to the extent required under the VNR LLC Agreement) and nonassessable (except to the extent such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

(b) Except as described in the VNR LLC Agreement or as disclosed in filings required to be made by Vanguard under the Securities Act and the Securities Exchange Act since January 1, 2010 (such documents, including exhibits and other information incorporated therein, collectively, the “Vanguard SEC Reports”), there are no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any interest in Vanguard (provided that the foregoing shall not apply to any such rights to purchase or restriction on voting or transfer that any holder of Vanguard Common Units may have imposed upon such Vanguard Common Units).  Except as described in the Vanguard LLC Agreement or as disclosed in the Vanguard SEC Reports, there are no outstanding options, warrants or similar rights to purchase or acquire from any of the Vanguard Entities any equity interests in any of the Vanguard Entities or any stock appreciation, phantom stock or similar rights with respect to the Vanguard Entities.  No Vanguard Entity has any outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the limited liability company members of Vanguard.

(c) The Vanguard Common Units comprising the Equity Portion of the Purchase Price, if any, which may be issued and delivered by Vanguard to the Selling Parties pursuant to this Agreement have been duly authorized in accordance with the Vanguard LLC Agreement and, if issued and delivered to and paid for by the Selling Parties in accordance with this Agreement and the Vanguard LLC Agreement, will be validly issued in accordance with the Vanguard LLC Agreement, fully paid (to the extent required in the Vanguard LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act).

Section 5.3   Validity of Agreement; Authorization.  Vanguard has (with respect to this Agreement), or on the Closing Date and at the time of Closing will have (with respect to all other Transaction Documents to which it will be a party), the power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such other Transaction Documents and the performance of Vanguard’s obligations hereunder and thereunder have been duly authorized by the Board of Directors of Vanguard, and no other proceedings on the part of Vanguard are necessary to authorize such execution, delivery and performance.  This Agreement and the other Transaction Documents to which Vanguard is a party have been (in the case of this Agreement), or will be at the Closing (in the case of such other Transaction Documents), duly executed and delivered by Vanguard and constitute (in the case of this Agreement), or will constitute (in the case of such other Transaction Documents) at the Closing, as applicable, Vanguard’s valid and binding obligation enforceable against Vanguard in accordance with its terms.

Section 5.4   No Conflict or Violation.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Vanguard is or will be a party does not and will not: (a) violate or conflict with any provision of the Vanguard LLC Agreement; (b) violate any applicable provision of Law; (c) except as set forth on Schedule 5.4, violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Vanguard Parties is a party or by which any of them is bound or to which any of their properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of its properties or assets, or (e) result in the cancellation, modification, revocation or suspension of any consent, license, permit, certificate, franchise, authorization, registration or filing with any Governmental Authority of any Vanguard Entity, except in the cause of clauses (c) and (d), where such violations, breaches, defaults or Encumbrances in the aggregate would not reasonably be expected to have a Vanguard Material Adverse Effect or to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to impair Vanguard’s ability to perform its obligations under this Agreement.

Section 5.5   Consents and Approvals.  Except as could not reasonably be expected to have a Vanguard Material Adverse Effect or to prevent or delay materially the consummation of the transaction contemplated by this Agreement or to impair Vanguard’s ability to perform its obligations under this Agreement, no consent, approval, waiver or authorization of, or filing, Vanguard’s execution and delivery of this Agreement or the other Transaction Documents to which Vanguard is party or performance of its respective obligations hereunder or thereunder, does not and will not require the  consent, approval, waiver or authorization of, or filing, registration or qualification with, any Person, by Vanguard.

Section 5.6   Financial Statements; Vanguard SEC Reports.  Vanguard has timely filed all Vanguard SEC Reports.  Since January 1, 2010, (a) all Vanguard SEC Reports filed by Vanguard, at the time filed (in the case of documents filed pursuant to the Exchange Act) or when declared effective by the SEC (in the case of registration statements filed under the Securities Act) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, (b) no such Vanguard SEC Report, at the time described above, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading, and (c) all financial statements contained or incorporated by reference in such Vanguard SEC Reports complied as to form when filed in all material respects with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial condition of Vanguard and its consolidated subsidiaries at and as of the respective dates thereof and the consolidated results of operations and changes in cash flows for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end audit adjustments consistent with prior periods).  The Vanguard SEC Reports included all certifications required to be included therein pursuant to Section 13a-14(a) and Section 13a-14(b) of the Exchange Act and the statements made by such certifications are true and correct.  No Subsidiary of Vanguard is required to file periodic reports with the SEC, either pursuant to the requirements of the Exchange Act or by contract.

Section 5.7   Controls.

(a) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of Vanguard are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of Vanguard as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Vanguard required under the Exchange Act with respect to such reports.

(b) Neither the Board of Directors of Vanguard or the officers of Vanguard has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices procedures, methodologies or methods of the Partnership Entities or their respective internal accounting controls relating to periods after January 1, 2010, including any material complaint, allegation, assertion or claim that any of the Vanguard Entities has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Vanguard Entities, whether or not employed by the Vanguard Entities, has reported evidence of a material violation of securities Laws or breach of fiduciary duty, relating to periods after January 1, 2010, by the officers, directors, employees or agents of any of the Vanguard Entities to the Board of Directors of Vanguard or to any director or officer of Vanguard.

Section 5.8   Absence of Certain Changes or Events.  Except as disclosed in the Vanguard SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Vanguard SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Vanguard SEC Reports), since December 31, 2009 (a) the business of the Vanguard Entities has been conducted in the ordinary course of business consistent with past practices, (b) there has not been or occurred any event or condition that has had or could reasonably be expected to have a Vanguard Material Adverse Effect, and (c) the Vanguard Entities (taken as a whole) have not suffered any damage, destruction or other casualty loss (whether or not covered by insurance) to its properties or assets that are material to the business of the Vanguard Entities.

Section 5.9   Compliance with Law.  Except as disclosed in the Vanguard SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Vanguard SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Vanguard SEC Reports), and except with respect to the matters addressed in Sections 5.10, 5.12, 5.13 and 5.14, which matters are addressed only in those sections, the operations of the Vanguard Entities have been conducted, and currently are being conducted, in material compliance with all applicable Laws and other requirements of all Governmental Authorities having jurisdiction of the Vanguard Entities and their respective assets, properties and operations.

Section 5.10   Tax Matters.

(a) Each of the Vanguard Entities has timely filed (or joined in the filing of) all Tax Returns required by applicable Law to be filed (taking into account any extensions of time within which to file) by or with respect to each of the Vanguard Entities; (i) all such Tax Returns were true, correct and complete in all material respects and all material Taxes have been paid in full;

(b) there is no action, suit, proceeding, investigation, audit, dispute or claim concerning any Taxes of any of the Vanguard Entities either claimed or raised by any Tax authority in writing; (i) none of the Vanguard Entities has any outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (ii) there are no outstanding waivers or extensions of any applicable statute of limitations for the assessment or collection of any Taxes of any of the Vanguard Entities; (iii) none of the Vanguard  Entities is a party to, or is bound by, any Tax allocation, Tax indemnity, Tax sharing, or similar agreement or arrangement that imposes liability on any Vanguard Entity for the Taxes of another Person; (iv) each of the Vanguard Entities that is a partnership for federal income Tax purposes has made, or shall be eligible to make, an election pursuant to Section 754 of the Code; (v) each of the Vanguard Entities has withheld and paid all Taxes required to be withheld by such Vanguard Entity in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (vi) no material liens for Taxes exist with respect to any of the Vanguard Entities’ assets, except for statutory liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP; and no Vanguard Entity has engaged in a transaction that would be reportable by or with respect to any Partnership Entity under Treas. Reg. §1.6011-4 or any predecessor thereto.

(c) In each tax year since the formation of Vanguard up to and including the current tax year, at least 90% of Vanguard’s gross income has been income which is “qualifying income” within the meaning of Section 7704(d) of the Code.

(d) Except as disclosed on Schedule 5.10(c), none of the Vanguard Entities has elected to be treated as a corporation.

Section 5.11   Absence of Undisclosed Liabilities.  Except as disclosed in the Vanguard SEC Reports excluding any disclosures included in any “risk factor” section, any other disclosures in such Vanguard SEC Reports to the extent they are predictive or forward looking in nature, none of the Vanguard Entities has any indebtedness or liability, absolute or contingent, which is not shown or provided for in the consolidated financial statements of Vanguard included in the Vanguard SEC Reports, other than (a) liabilities incurred or accrued in the ordinary course of business consistent with past practice, including liens for current taxes and assessments not in default, since December 31, 2009, or (b) other liabilities of any of the Vanguard Entities that individually or in the aggregate are not material to Vanguard, taken as a whole, and that are not required by GAAP to be included in the consolidated financial statements of Vanguard.

Section 5.12   Regulatory Matters.

(a) None of the Vanguard Entities is a “public utility company,” “holding company” or “subsidiary” or “affiliate” of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

(b) None of the Vanguard Entities is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.13   Properties, Oil and Gas Matters.

(a) Except as described in the Vanguard SEC Reports, the oil and natural gas reserve estimates of the Vanguard Parties contained in or incorporated by reference into the Vanguard SEC Reports (the “Vanguard Reserve Reports”) have been prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) and DeGolyer and MacNaughton (“D&M”), each an independent petroleum engineer with respect to the Vanguard Parties, in accordance with the SEC guidelines applied on a consistent basis throughout the periods involved, and none of the Vanguard Parties has any reason to believe that such reserve estimates do not fairly reflect the oil and natural gas reserves of Vanguard and its Subsidiaries as of the dates indicated in the Vanguard SEC Reports.

(b) Except for changes (including Hydrocarbon commodity prices) generally affecting the oil and gas industry, normal depletion by production and changes due to acquisitions made by Vanguard or its Subsidiaries since the date of the Vanguard Reserves Reports, there has been no material change in respect of the matters addressed in the Vanguard Reserve Reports.

(c) All material items of operating equipment, pipelines and facilities owned or leased by any of the Vanguard Entities and used or necessary for use in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Vanguard Reserve Report are in a state of repair so as to be adequate for reasonably prudent operations in the areas in which they are operated.

(d) Except for goods and other property sold, used or otherwise disposed of since the date of the Vanguard Reserve Reports in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Vanguard SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Vanguard SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Vanguard SEC Reports), as of the date hereof, Vanguard Entities own or have valid leases or contractual rights to, all material equipment and other personal property used or necessary for use in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Vanguard Reserve Reports in the manner in which such properties were operated as of the date hereof.

(e) Except for property sold or otherwise disposed of since the dates of the respective Vanguard Reserve Reports in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Vanguard SEC Reports (excluding any disclosures included in any “risk factor” section, any other disclosures in such Vanguard SEC Reports to the extent they are predictive or forward looking in nature and any disclosures contained in exhibits to or other documents incorporated by reference into, such Vanguard SEC Reports), the Vanguard Entities have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Vanguard Reserve Reports, in each case relating to the interests referred to therein as of the date of each such report, and in each case as attributable to interests owned by the Vanguard Entities, free and clear of any Encumbrances, except: (i) Encumbrances reflected in the Vanguard SEC Reports filed prior to the date of this Agreement, (ii) Permitted Encumbrances, and (iii) such imperfections of title, easements, liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Vanguard Material Adverse Effect.

(f) All material proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Partnership Entities are being received by them in a timely manner and are not being held in suspense for any reason.

(g) The Oil and Gas Agreements affecting any real or personal property given material value in the Vanguard Reserve Reports, including the Oil and Gas Properties, are in good standing, valid and effective, and to the Knowledge of the Buyer, all material rentals due by any of the Vanguard Entities to any lessor of any oil and gas leases forming the basis for the reserves reflected in the Vanguard Reserve Reports have been properly paid. The Vanguard Entities have paid all material royalties, overriding royalties and other burdens on production due by the Vanguard Entities with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Vanguard Reserve Reports.

(h) To the Knowledge of the Buyer, all Oil and Gas Properties operated by any of the Vanguard Entities have been operated in all material respects in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable oil and gas leases and applicable law.

(i) None of the Vanguard Entities has received any material advance, take or pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Vanguard Reserve Reports to receive deliveries of Hydrocarbons without paying therefor, and, on a net basis, across the Vanguard Entities, the Vanguard Entities, takes as a whole, are neither underproduced nor overproduced, in either case, to any material extent, under gas balancing or similar arrangements, except as set forth in Schedule 5.13(i).

(j) Each of the Vanguard Entities (i) has such Rights-of-Way as are necessary to use, own and operate each Vanguard Entity’s material Oil and Gas Properties in the manner such assets are currently used, owned and operated by each Partnership Entity in all material respects and (ii) has fulfilled and performed, in all material respects, all of its obligations with respect to such Rights-of-Way.  To the Knowledge of the Buyer, no event has occurred that allows, or after the giving of notice or the passage of time, or both, would allow revocation or termination thereof or would result in any material impairment of the rights of the holder of any such Right-of-Way.

Section 5.14   Environmental Matters.

(a) Each of the Vanguard Entities and their respective properties is, and during the relevant time periods specified in all applicable statutes of limitations, has been, in material compliance with all applicable Environmental Laws.

(b) Each of the Vanguard Entities has obtained all material permits, licenses, franchise authorities, consents and approvals, made all material filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, and are issued in the correct entity’s name, and there are no circumstances existing that could reasonably be expected to result in such permits, licenses, franchises, authorities, consents, approvals and filings being revoked or not renewed or in pending applications for such permits, licenses, franchises, authorities, consents, approvals and filings being denied.

(c) There are no pending or threatened material claims, demands, actions, administrative proceedings, lawsuits or investigations against any of the Vanguard Entities or affecting any of their respective properties under any Environmental Laws.

(d) There has been no Release of any Hazardous Material into the environment by the Vanguard Entities or onto or beneath any of their respective properties or assets that could reasonably be expected to result in any material remedial or corrective action obligation on the part of the Vanguard Entities under Environmental Laws.

(e) There has been no exposure of any person or property to any Hazardous Material from, by, or in connection with the Vanguard Entities’ properties or operations that could reasonably be expected to form the basis of a claim for material damages or compensation.

(f) Notwithstanding anything to the contrary contained elsewhere in this Agreement, no statement or representation is made in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to any Environmental Law, except as set forth in this Section 5.14.

Section 5.15   Material Contracts.

(a) As of the date of this Agreement, except for (i) contracts filed as an exhibit to or incorporated by reference in a Vanguard SEC Report filed prior to the Execution Date, (ii) contracts related to properties or operations that have been, or are under contract to be, purchased or sold or otherwise disposed of or are in the process of being purchased or sold or otherwise disposed of to the extent such sales and/or dispositions have been disclosed in Vanguard SEC Reports, or (iii) as otherwise set forth on Schedule 5.15(a), none of the Vanguard Entities is a party to or bound by any contract (whether written or oral) that is:

(i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)  a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those solely between or among any of the Vanguard Entities) relating to indebtedness in an amount in excess of $1.0 million individually, other than the VNG Credit Agreement;

(iii) a contract that purports to limit materially the right of any of the Vanguard Entities to engage or compete in any line of business in which any of the Vanguard Entities is engaged or to compete with any person or operate in any location;

(iv)  a contract that creates a partnership or joint venture or similar arrangement (other than a joint operating agreement entered into in the ordinary course of business) with respect to any significant portion of the business of the Vanguard Entities taken as a whole;

(v) a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority involving future performance by any of the Vanguard Entities that is material to the Vanguard Entities taken as a whole; or

(vi) a contract which includes any Affiliate of any of the Vanguard Parties (other than any other Vanguard Party) as a counterparty or third party beneficiary.

All contracts of the type described in this Section 5.15(a) together with the contracts for the sale of Hydrocarbons produced from any of the Vanguard Entities’ Oil and Gas Properties described in the Vanguard Reserve Report that are not terminable on 90 days or less notice without payment by any of the Vanguard Entities of any material penalty and are set forth on Schedule 5.15(a), are referred to herein as the “Vanguard Material Contracts.”

(b) Other than as a result of the expiration or termination of any Vanguard Material Contract in accordance with its terms and except as would not have either individually or in the aggregate a Vanguard Material Adverse Effect, (i) each Vanguard Material Contract is valid and binding on each of the Vanguard Entities that is a party thereto, as applicable, and is in full force and effect and enforceable in accordance with its terms against such Vanguard Entity and, to the Knowledge of the Buyer, is valid and binding on the other party or parties thereto, and in full force and effect and enforceable against such other parties thereto, (ii)  each of the Vanguard Entities has performed all material obligations required to be performed by it to date under each Vanguard Material Contract, and (iii) none of the Vanguard Entities has knowledge of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of any of the Vanguard Entities or of any other party under any such Vanguard Material Contract.

Section 5.16   Litigation.  Except as set forth on Schedule 5.16, there are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened, against or involving the Vanguard Entities that, individually or in the aggregate, are reasonably likely to have a Vanguard Material Adverse Effect.  Except as set forth on Schedule 5.16, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against any of the Vanguard Entities that, individually or in the aggregate, could reasonably be expected to have a Vanguard Material Adverse Effect or to prevent or delay the consummation of the transactions contemplated by this Agreement or to impair Vanguard’s ability to perform its obligations under this Agreement.

Section 5.17   Brokers.  No broker, investment banker, financial advisor or other Person, other than RBC Capital Markets Corporation (the fees and expenses of which will be paid by Buyer), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or any of the transactions contemplated hereby based upon arrangements made by or on behalf of Vanguard.

ARTICLE VI

COVENANTS

Section 6.1   Conduct of Business

(a) Except as required under applicable Law or by any Governmental Authority or unless the Board of Directors of ENP GP is advised by counsel that doing so would be a breach of its fiduciary duty to the limited partners of the Partnership, or to the extent Buyer otherwise consents in writing (which consent shall not be unreasonably withheld), during the period from the Execution Date to the Closing Date, GP Holdings shall take no action to prevent ENP GP or the Partnership Entities from:

(i) conducting their activities in the ordinary course of business consistent with past practice;

(ii) using commercially reasonable efforts to preserve intact their goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(iii) complying in all material respects with all applicable Laws relating to them;

(iv) using commercially reasonable efforts to maintain in full force without interruption their present insurance policies, or comparable insurance coverage; and

(v) promptly notifying Buyer of any material change in the condition or business or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material government complaints, investigations, inquiries or hearings (or communications indicating that the same may be contemplated) or any material developments in any such litigation, proceedings, complaints, investigations, inquiries or hearings.

(b) Without limiting the generality of the foregoing, and except as contemplated by this Agreement, or as required by applicable Law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld), GP Holdings shall not cause ENP GP or the Partnership Entities (unless the Board of Directors of ENP GP is advised by counsel that failure to do so would be a breach of its fiduciary duty to the limited partners of the Partnership) to:

(i) modify, amend or voluntarily terminate, prior to the expiration date thereof, any Material Contract or waive any material default by, or release, settle or compromise any material claim against, any other party thereto, other than as may be required in connection with the Selling Parties’ obligations to Buyer under this Agreement;

(ii) make any change in their Organizational Documents that would be materially adverse to Buyer;

(iii) make any material change in their Tax methods, principles or elections;

(iv) materially increase the compensation or benefits (except for normal increases in the ordinary course of business consistent with past practice) of any director, officer or employee of any Partnership Entity or (B) establish any new employee benefit plan, contract or arrangement for employees of any such entities;

(v) enter into any joint venture or similar arrangement with a third party other than in the ordinary course;

(vi) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements in the aggregate assess damages in excess of $5,000,000 (other than claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), reserved against in the Partnership's financial statements or covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief where such settlements would have or would reasonably be expected to have a Material Adverse Effect; or

(vii) make any material change to its financial reporting and accounting methods other than as required by a change in GAAP.

Section 6.2   Access To Properties And Records.

(a) Each of the Selling Parties shall use all commercially reasonable efforts to facilitate each of the Partnership Entities (i) affording to Buyer and Buyer’s accountants, counsel, financial advisors and other representatives (collectively “Buyer Representatives”), upon reasonable advance notice to the Selling Parties, reasonable access (which will not include invasive or subsurface testing) during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VIII hereof) to all personnel, properties, offices, books, contracts, and records of each of ENP GP and the Partnership Entities and their agents, including legal representatives, accountants and environmental and engineering consultants, and (ii) during such period, furnishing promptly to Buyer all financial and operating data and all other information concerning the business, properties, liabilities and personnel of any of the Partnership Entities or ENP GP as Buyer may reasonably request.

(b) Subject to the execution of a mutually agreeable confidentiality agreement, Vanguard shall use all commercially reasonably efforts to facilitate each of the Vanguard Entities (i) affording to Seller and Seller’s accountants, counsel, financial advisors and other representatives (collectively “Seller’s Representatives”), upon reasonable advance notice to Vanguard, reasonable access (which will not include invasive or subsurface testing) during normal business hours throughout the period commencing on the Execution Date and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VIII hereof) to all personnel, properties, offices, books, contracts, and records of each of the Vanguard Entities and their agents, including legal representatives, accountants and environmental and engineering consultants, and (ii) during such period, furnishing promptly to Seller all financial and operating data and all other information concerning the business, properties, liabilities and personnel of any of the Vanguard Entities as Seller may reasonably request.

Section 6.3   Consents And Approvals.

(a) The Selling Parties and Buyer shall each use all commercially reasonable efforts to obtain, and if reasonably requested by Buyer to do so the Selling Parties will use all commercially reasonable efforts to facilitate ENP GP and the Partnership Entities being able to obtain, or assist Buyer in obtaining, as appropriate, all necessary consents, licenses or permits from Governmental Authorities (including operator permits), waivers, orders, authorizations and approvals of all Governmental Authorities and of all other Persons required in connection with the execution and delivery of, and performance by such Party of its obligations under, this Agreement (including, in the case of the Selling Parties, obtaining the Denbury Lender Consent), and will cooperate fully with the other Parties in promptly seeking to obtain all such authorizations, consents, licenses, permits, orders, waivers and approvals, giving such notices, and making such filings.

(b) As promptly as practicable following execution of this Agreement the Parties shall determine if it is necessary to comply with the filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), and if it is necessary each Party shall (i) file or cause to be filed, as promptly as practicable (and in any event within ten (10) business days after the execution and delivery of this Agreement), with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that any and all waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire or be terminated as soon as practicable after the execution and delivery of this Agreement.  Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act.  The costs of any filing fees required in connection with any HSR filing shall be borne equally between Buyer, on the one hand, and the Selling Parties, on the other hand; provided, however, that any and all costs and expenses otherwise incurred by any of the Parties in connection with obtaining any other necessary consents, waivers, authorizations and approvals hereunder shall be borne solely by the Party required to obtain or deliver such consents, waivers, authorizations and approvals.

(c) The Parties agree to cooperate with each other and use reasonable best efforts to contest and resist, any Legal Proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent of any Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement.

Section 6.4   Further Assurances.  Upon the request of any Party at any time on or after the Closing Date, each of the other Parties will promptly execute and deliver, such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Member Interests and the Subject Common Units or otherwise to effectuate the purposes of this Agreement.

Section 6.5   Commercially Reasonable Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the Parties will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable Law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.  GP Holdings shall use all commercially reasonable efforts to promptly cause to be held special meetings of the Board of Directors of ENP GP and/or the Conflicts Committee of the Board of Directors of ENP GP, in each case if necessary in connection with consummation of the transactions contemplated by this Agreement.

Section 6.6   Notice Of Certain Events.

(a) Each Party shall give to the other Parties written notice (a “Notification”) promptly upon a matter, fact or circumstance that constitutes a Breach by the notifying Party becoming within the Knowledge of the notifying Party, specifying with particularity such Breach.  Except as provided in this Agreement, such Notification will not modify or otherwise affect in any manner the representations, warranties, agreements, obligations or covenants of the Parties or the conditions to the obligations of the Parties under this Agreement and will not be deemed to amend any Schedules hereto or to cure any related breaches of the representations, warranties, agreements, obligations or covenants contained in this Agreement.

(b) Each Party shall give to the other Parties written notice (also a “Notification”) promptly upon:

(i) a matter, fact or circumstance that constitutes a Breach by the other Parties becoming within the Knowledge of the notifying Party, specifying with particularity such Breach, provided such Notification will not affect any representation or warranty of the other Parties, or the notifying parties right to rely thereon;

(ii) receiving any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) receiving any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; or

(iv) within the Knowledge of the notifying Party any Legal Proceedings are commenced that would be reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or materially impair the notifying Party’s ability to perform its obligations under this Agreement.

Section 6.7   Confidential Information.

(a) The Selling Parties and their Affiliates (which after Closing will not include ENP GP and the Partnership Entities) shall not, directly or indirectly, disclose after the Closing Date to any Person any information not in the public domain or generally known in the industry, in any form, acquired prior to the Closing Date, relating to the business and operations of the Partnership Entities.  Notwithstanding the foregoing, the Selling Parties may disclose any information relating to the business and operations of the Partnership Entities (i) if required by Law, applicable stock exchange rule or in relation to any Tax Returns, (ii) to such other Persons if, at the time such information is provided, such Person is already in the possession of such information, or (iii) such information relates to ongoing commercial relationships between the Selling Parties or any of their Affiliates and any Partnership Entity or to the Administrative Services Agreement, and such disclosure is reasonably necessary in furtherance of the business and operations of the Selling Parties or any such Affiliate; provided, that, the Selling Parties and their Affiliates may not disclose such information pursuant to this clause (iii) to the extent that disclosure is restricted by a written agreement entered into in connection with any such ongoing commercial relationship.

(b) Except as consented to by Buyer in writing, none of the Selling Parties and their Affiliates shall release any Person from any Bidder Confidentiality Agreement (as defined below) now existing with respect to the confidential information of the Partnership Entities or waive or amend any provision thereof.  After the Closing Date, the Selling Parties shall use commercially reasonable efforts to have all confidential information either returned to the Selling Parties or destroyed. Furthermore, if any parties to the Bidder Confidentiality Agreements breach the terms of their respective agreement, upon the request of Buyer, the Selling Parties shall cooperate with Buyer to enforce the terms of such Bidder Confidentiality Agreements at Buyer’s cost and expense. The term “Bidder Confidentiality Agreements” shall mean the confidentiality agreements between any of the Selling Parties or any of their Affiliates or advisors and prospective purchasers (other than Buyer or its Affiliates) of the Member Interests and the Subject Common Units.

(c) If this Agreement is terminated, any information regarding the Selling Parties, ENP GP or the Partnership Entities furnished to Buyer or its representatives (as defined in the Confidentiality Agreement) in connection with Buyer’s consideration or negotiation of the transaction contemplated by this Agreement, obtained by Buyer or its representatives pursuant to Section 6.2 above, or disclosed on any Schedule to this Agreement, will be considered “Evaluation Materials” as that term is defined in, and shall be subject to the confidentiality and use restrictions, and the remedy (including equitable relief) and other provisions, contained in the Confidentiality Agreement.  Buyer acknowledges that the “Possible Transaction” referred to in the Confidentiality Agreement is the transaction contemplated by this Agreement.

Section 6.8   Tax Covenants.

(a) For all tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Period”), Buyer shall cause ENP GP to prepare and timely file all Tax Returns for the Partnership Entities (each, a “Straddle Period Return”).  Each such Partnership Tax Return shall be prepared in accordance with the Partnership Agreement and in a manner consistent with past practice, except as otherwise required by applicable Tax Law.  Buyer shall deliver to Selling Parties for Selling Parties’ review, comment and approval any Straddle Period Return at least thirty (30) days before the due date (including extensions) for filing the Straddle Period Return.  Buyer shall be responsible for the cost and expense of preparing and filing the Straddle Period Returns.  ENP GP shall make or cause to be made any changes in such Straddle Period Return as the Selling Parties may reasonably request, subject to Buyer’s approval, which shall not be unreasonably withheld.  Buyer shall be responsible for the cost and expense of preparing and filing the Straddle Period Returns.

(b) For all tax periods that begin before the Closing Date and end on or before the Closing Date (the “Pre-Closing Period”), Selling Parties shall cause ENP GP to prepare and timely file all Tax Returns for the Partnership Entities (each of the foregoing, a “Pre-Closing Period Return”).  Each such Pre-Closing Period Return shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Tax Law.  The Partnership shall be responsible for the cost and expense of preparing and filing all Pre-Closing Period Returns.

(c) After the Closing Date, the Parties shall make available to each other, as reasonably requested, and to any taxing authority, which is legally permitted to receive pursuant to its subpoena power or its equivalent, all information, records or documents relating to Tax liabilities or potential Tax liabilities of ENP GP or the Partnership Entities for all periods prior to or including the Closing Date and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations for assessment or refund of Taxes, including any extensions, tollings or suspensions thereof.  After the Closing Date, the Parties shall cooperate fully as and to the extent reasonably requested by the other, in connection with the filing of Partnership Entity Tax Returns pursuant to this Section 6.8 and any audit, litigation, appeal, hearing or other proceeding with respect to Partnership Taxes.  Such cooperation shall include providing the information, records and documents described above and any other books, records and information appropriate to the preparation or review of a Partnership Tax Return and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided.

(d) Any sales tax, use tax, real property transfer tax, documentary stamp tax, transfer tax, motor vehicle tax, registration tax or similar tax or recording expense or other charge, expense or fee attributable to, imposed upon or arising directly from the consummation of the transactions contemplated hereby (collectively, the “Transfer Taxes”) shall be borne equally by Buyer, on the one hand, and the Selling Parties, on the other hand.  Buyer shall file all Tax Returns with respect to such Transfer Taxes, charges, expenses and fees, and if requested by Buyer, the Selling Parties shall execute and deliver such certificates or forms as may be necessary and appropriate for Buyer to establish an exemption from (or otherwise reduce) such Transfer Taxes, charges, expenses and fees.  Buyer will use reasonable best efforts to provide such Tax Returns to Parent at least ten days prior to the due date for such Tax Returns.  Upon the filing of Tax Returns in connection with Transfer Taxes, Buyer shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been filed and paid.

(e) For a period ending on the earlier of (i) Selling Parties disposing of all of their Vanguard Common Units acquired under this Agreement or (ii) eighteen (18) months following the Closing Date, Buyer shall not have the authority, without the prior written consent of the Selling Parties, to sell, transfer or otherwise convey any of the Contributed Subject Common Units or any of the Partnership’s assets, or any interest therein, in a taxable transaction unless Buyer reimburses the Selling Parties for the amount of the Interest on the Accelerated Income Tax.

(f) For income tax purposes, items of income, gain, depreciation, gain or loss with respect to the Contributed Subject Common Units shall be allocated to take into account the variation between the Buyer’s tax basis in such Contributed Subject Common Units and fair market value of such Contributed Subject Common Units in the manner provided under Section 704(c) of the Code and Treas. Reg. § 1.704-3(d) (i.e., the “remedial method”).

Section 6.9   Indemnification and Insurance.

(a) Buyer shall ensure that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current and former members, directors, officers, fiduciaries and employees either of ENP GP and its Subsidiaries, or of the Selling Parties (or any of their Affiliates who perform services under the Administrative Services Agreement) (“Indemnified Persons”) that are included in the Organizational Documents of ENP GP or the Partnership as of the date of this Agreement for any matters or Proceedings (defined below) relating to any action or alleged action or failure to act or alleged failure to act occurring prior to Closing (including the matters contemplated by this Agreement) shall survive Closing and shall continue in full force and effect for a period of six (6) years after the Closing Date, without amendment or modification, unless otherwise required by Law, provided that all rights to indemnification in respect of any claim asserted or made during said six-year period shall continue until the final disposition of such claim.  “Proceeding” means any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after Closing), whether civil, criminal, administrative or investigative.

(b) In the event Buyer or ENP GP or the Partnership or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or converts into any other person or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall cause proper provision to be made so that the successors and assigns of Buyer, ENP GP or the Partnership shall assume the obligations set forth in this Section 6.9.

(c) The obligations of Buyer, ENP GP and the Partnership under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Persons without the consent of such Indemnified Person (it being expressly agreed that the

Indemnified Persons shall be third-party beneficiaries of this Section 6.9). The rights of each Indemnified Person hereunder shall be in addition to any other rights such Indemnified Persons may have under the Organizational Documents of ENP GP and the Partnership, under the Laws of the State of Delaware or otherwise.

Section 6.10   Post-Closing Payments to Selling Parties and Affiliates; Administrative Services Agreement.

(a) From and after the Closing Date, Buyer shall cause ENP GP, the Partnership and its Affiliates to timely pay, as and when due, any and all amounts owed by ENP GP, the Partnership or its Affiliates to any of the Selling Parties or their Affiliates as of the Closing Date.  From and after the Closing Date, Selling Parties and their Affiliates shall timely pay, as and when due, any and all amounts owed by the Selling Parties or their Affiliates to ENP GP, the Partnership or its Affiliates as of the Closing Date. The Parties agree that the amounts owed by ENP GP or the Partnership Entities to the Selling Parties and their Affiliates include all amounts owing to the Selling Parties (specifically including payments for services rendered by the Selling Parties through the Closing Date) pursuant to that certain Amended and Restated Administrative Services Agreement among ENP GP, ENP, Operating, Encore Energy Partners Operating LLC, and Encore Acquisition Company entered into on September 17, 2007 and effective on March 7, 2007 (the “Administrative Services Agreement”), which are estimated through December 31, 2010 as set forth on Schedule 6.10(a).  The Parties agree to update and confirm such amounts following Closing.

(b) Prior to the Closing Date the Partnership will continue to make regular quarterly distributions from Available Cash (as defined in the Partnership Agreement) to the limited partners and general partner of the Partnership, and ENP GP will continue to distribute to GP Holdings any such distribution which it receives.  From and after the Closing Date, Buyer will cause ENP GP to pay to GP Holdings, and Buyer will pay to LP Holdings and Operating (i) any distributions received by ENP GP with respect to the GP Units, and (ii) any distributions received with respect to the Subject Common Units, respectively, when the record date for such distributions occurs prior to the Closing Date and the distribution is made on or after the Closing Date.  Any such payment by ENP GP or the Buyer shall be made within 10 days of receipt of such distribution by ENP GP or the Buyer.

Section 6.11   No Negotiation.  From and after the date hereof, the  Selling Parties will not, and will cause their Affiliates not to, directly or indirectly, through any officer, director, employee, stockholder, agent, partner, representative, affiliate, or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding), relating to any merger of the Partnership, or sale of all or substantially all of the assets of the Partnership, or purchase or sale or other disposition of any of the Member Interests or Subject Common Units or relating to any other similar transaction (a “Competing Transaction”) or solicit, encourage or enter into discussions or negotiations with respect to (including by way of furnishing any non-public information concerning ENP GP’s or the Partnership’s business, properties or assets) any proposal relating to a Competing Transaction unless this Agreement has been terminated pursuant to and in accordance with Article VIII hereof.

Section 6.12   Partnership Credit Agreement.  The Selling Parties shall request the Partnership to (a) use commercially reasonable efforts to obtain the written consent to, and/or waivers of default or amendment of the Partnership Credit Agreement in connection with, the transactions contemplated by this Agreement (the “Partnership Bank Waivers”), from the Administrative Agent named in, and the required other lenders party to (collectively with the Administrative Agent, the “Partnership Lenders”), the Partnership Credit Agreement, and shall provide all commercially reasonable assistance requested by the Partnership in connection therewith, and (b) use their reasonable best efforts to permit Buyer and its representatives to participate in any and all discussions or negotiations with the Partnership Lenders in connection with obtaining such consent and/or waiver.  Buyer agrees to pay one-half of any fee and Parent agrees to pay one-half of any fee required by the Partnership Lenders to be paid in order to secure the Partnership Bank Waivers.

Section 6.13   Employee Matters.  Buyer may make offers of employment to those Subject Employees who are designated on Schedule 6.13, and Parent shall be responsible for any severance payments or other severance liabilities payable by Selling Parties or their Affiliates to those scheduled employees whose employment by the Selling Parties or their Affiliates is terminated in connection with their accepting offers of employment from Buyer or its Affiliates. For a period of one year from and after the Closing Date, no Selling Party shall solicit for employment or hire any of the individuals listed on Schedule 6.13.  The restrictions in this Section 6.13 regarding the prohibition on solicitations (as opposed to hires) shall not apply to any solicitation directed at the general public.

Section 6.14   Books and Records; Financial Statements; Litigation Support.

(a) The Selling Parties shall provide Buyer access to the Selling Parties’ accounting books and records relating to ENP GP, the Partnership and its Subsidiaries to the extent reasonably necessary to enable Buyer to prepare financial statements of ENP GP, the Partnership and its Subsidiaries and financial statements of Buyer and its Affiliates in such forms and covering such periods as may be required by any applicable securities laws to be filed with the SEC by Buyer or any Affiliate of Buyer in connection with or as a consequence of the transactions contemplated by this Agreement.  The Selling Parties shall (i) request the Partnership’s and its Subsidiaries’ independent accountants to provide (at Buyer’s expense) any consent necessary for the filing of such financial statements with the SEC; and (ii) request ENP GP to provide such customary representation letters as are necessary in connection therewith.

(b) The Selling Parties hereby consent to the inclusion or incorporation by reference of the financial statements of ENP GP, the Partnership and its Subsidiaries in any registration statement, report or other filing of Buyer or any of its Affiliates, as to which such financial statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, and in each case in connection with or as a consequence of the transactions contemplated by this Agreement; provided, however, Buyer shall indemnify the Selling Parties for any liabilities they incur resulting from the use of such information in any financial statements prepared by Buyer or its Affiliates, except for those liabilities based solely upon the information provided by the Selling Parties.

(c) The Selling Parties shall cooperate with Buyer and its Affiliates in connection with the preparation of any pro forma financial statements of Buyer or any of its Affiliates that are derived in part from the financial statements of ENP GP, the Partnership and its Subsidiaries and are required to be included or incorporated by reference in any registration statement, report or other filing of Buyer or its Affiliates to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act, in each case in connection with or as a consequence of the transactions contemplated by this Agreement; provided, however, Buyer shall indemnify the Selling Parties for any liabilities they incur resulting from the use of such information in any financial statements prepared by Buyer or its Affiliates, except for those liabilities based solely upon the information provided by the Selling Parties.

(d) The Selling Parties shall provide Buyer access to the Selling Parties' accounting books and records relating to ENP GP and the Partnership Entities as may be reasonably necessary for Buyer or any of its Affiliates, or any of their respective advisors or representatives, to conduct customary due diligence with respect to the financial statements of ENP GP or the Partnership Entities for any offering of securities by Buyer or any of its Affiliates in which such financial statements are required to be included, or to enable an accounting firm to prepare and deliver a customary comfort letter with respect to financial information relating to ENP GP or the Partnership Entities for any such offering.

(e) In the event and for so long as any Party actively is contesting or defending against any third-party Legal Proceeding (other than any Legal Proceedings in which Buyer or any of its Affiliates and the Selling Parties or any of their Affiliates are adverse parties) in connection with (i) the transactions contemplated by this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving ENP GP, the Partnership or its Subsidiaries, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably requested and necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that nothing in this Section 6.14(e) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such litigation.

(f) The Selling Parties hereby agree that upon the consummation of the transactions contemplated hereby, Buyer and the ENP GP shall have the sole right to the use of the names “Encore Energy Partners,” “Encore Energy Partners Operating,” “Encore Energy Partners Finance,” “Encore Clear Fork Pipeline,” “Encore Energy Partners GP,” and “Encore Partners LP Holdings” or similar names or any service marks, trademarks, trade names, identifying symbols, logos, emblems, signs or insignia related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Company Marks”).  The Selling Parties shall not, and shall not permit their respective Affiliates to, use such name or any variation or simulation thereof or any of the Company Marks.  Each of the

Selling Parties shall, and shall cause each of its respective Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with Buyer, ENP GP, the Partnership Entities or any of their respective Affiliates, and Buyer shall request ENP GP and the Partnership Entities to cease, immediately after Closing, to hold themselves out as having any affiliation with any of the Selling Parties.

(g) The Selling Parties shall cause ENP GP and the Partnership to carry out the preparation of financial statements and other information required to be included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “2010 Form 10-K”) in such a manner and on such a schedule as is consistent with ENP GP’s and the Partnership’s customary past practices for financial and SEC reporting and to assist in the preparation of the 2010 Form 10-K as reasonably requested by Buyer, including but not limited to (i) cooperating with the Partnership’s outside auditors in connection with such auditor’s conducting the year-end audit for the fiscal year ending December 31, 2010; and (ii) preparing initial drafts of the 2010 Form 10-K.  Third party engineering, accounting, legal and other third party costs incurred in connection with preparation of the 2010 Form 10-K shall be borne by the Partnership.

Section 6.15   Director Resignations.  On the Closing Date, the Selling Parties shall cause to be delivered to Buyer duly executed resignations of the officers of ENP GP listed on Schedule 6.15, and of directors Phil Rykhoek, Tracy Evans, Robert Cornelius and Mark Allen (each being a “Resigning Director”), and immediately following such resignations, Buyer will designate new individuals to fill the vacancies so created in compliance with applicable stock exchange rules and the ENP GP LLC Agreement.

Section 6.16  Migration of Records; Information.  From and after the Closing Date, as soon as reasonably practicable the Selling Parties shall or shall cause their Affiliates to, transfer to Buyer all books, records and information, including copies of all maps, surveys, drawings, technical data, geographical and engineering data, programs, customer lists, business plans, marketing studies, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form, including electronic form, whether or not specifically listed herein, related to the business, assets or operations of ENP GP or the Partnership Entities (collectively, the “Partnership Entities Records”) to the extent any such Partnership Entities Records are in the possession of any of the Selling Parties or their Affiliates following the Closing.  Specifically, and without limiting the foregoing, the Selling Parties shall or shall cause their Affiliates to, as soon as reasonably practicable following the Closing Date, transfer all property or oil and gas related information related to ENP GP or any Partnership Entity stored in any Selling Party’s or any Affiliate of such Selling Party’s PETRA software, including information related to project data management, well log analysis, mapping, cross-sections, seismic integration and interpretation, production and reservoir analysis, and 3D visualization provided Vanguard furnishes evidence of its holding a PETRA license, and limited to data within PETRA that can lawfully be transferred and that covers ENP properties exclusively.  Notwithstanding the foregoing in this Section 6.16,  the Selling Parties may retain copies of all books, records and information necessary to fulfill their obligations in Section 6.14, after which the Selling Parties shall and shall cause their Affiliates to transfer all such books, records and information to Buyer.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1   Shared Conditions to the Parties’ Obligations.  The obligation of the Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by a written waiver executed by the waiving Party or Parties:

(a) Partnership Credit Agreement.  The Partnership shall have obtained the Partnership Bank Waivers from the Partnership Lenders.

(b) HSR Act.  In the event it is necessary to comply with the HSR Act, the expiration, or early termination, of any applicable waiting period under the HSR Act has occurred and neither the Federal Trade Commission nor the Department of Justice has instituted, or threatened to institute, a legal proceeding which seeks to or does prohibit, restrain or enjoin consummation of the transactions contemplated hereby.

(c) No Order.  No preliminary or permanent injunction or other order issued by any Governmental Authority that declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or that prohibits, restrains or enjoins the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or other proceeding before any Governmental Authority shall be pending or have been threatened that seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or that challenges the validity or enforceability of this Agreement or any of the Transaction Documents; provided that all Parties shall have used commercially reasonable efforts to have any such preliminary or permanent injunction or other order lifted or to contest any action or other proceeding before any Governmental Authority and such preliminary or permanent injunction or other order has not been lifted within 30 days after the entry thereof (or if earlier on the Closing Date) or such action or other proceeding is still pending 30 days following the commencement thereof (or if earlier on the Closing Date).  Notwithstanding anything to the contrary in this Agreement, Buyer’s commercially reasonable efforts shall not include agreeing to hold separate (including by trust or otherwise) or divest, dispose of, discontinue or assign any of its businesses, Affiliates or assets.

Section 7.2   Conditions to Buyer’s Obligations.  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by Buyer in its sole discretion:

(a) Receipt Of Documents.  The Selling Parties shall have delivered, or be standing ready to deliver, to Buyer the items specified in Section 1.2(a), in each case duly executed and dated the Closing Date.

(b) No Material Adverse Effect.  Since the date hereof there shall not have occurred a Material Adverse Effect.

(c) MAE Certificates.  Buyer shall have received a certificate, dated as of the Closing Date, of an executive officer of each of the Selling Parties certifying that to the Knowledge of the Selling Parties no Material Adverse Effect has occurred.

(d) Representations and Warranties of the Selling Parties in Article II and Article III.  All representations and warranties made by the Selling Parties in Article II and Article III of this Agreement that:

(i) are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by the Selling Parties on and as of the Closing Date; and

(ii) are qualified by materiality or Material Adverse Effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if made by the Selling Parties on and as of the Closing Date;

and Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of each of the Selling Parties certifying to the matters set forth in this Section 7.2(d).

(e) Performance of Selling Parties’ Obligations.  The Selling Parties shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by them on or before the Closing Date, and Buyer shall have received a certificate dated the Closing Date and signed by an executive officer of each of the Selling Parties certifying to the matters set forth in this Section 7.2(e).

(f) Consents and Approvals.  All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation), Schedule 2.4 (Consents and Approvals), Schedule 3.3 (Consents and Approvals), Schedule 4.4 (Consents and Approvals), or Schedule 5.5 (Consents and Approvals), shall have been duly obtained, shall contain terms reasonably satisfactory to Buyer and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to Buyer at Closing.

(g) Legal Opinion.  Buyer shall have received an opinion of Baker Hostetler LLP, counsel to the Selling Parties, dated the Closing Date, substantially in the form of Exhibit 1.2(a)(vi).

(h) Denbury Lender Consent.  The Selling Parties shall have obtained the Denbury Lender Consent.

(i) Director and Officer Resignations.  Buyer shall have received the resignations of each of the Resigning Directors and each of the officers of ENP GP listed on Schedule 6.15.

Section 7.3   Conditions to Selling Parties’ Obligations.  The obligations of the Selling Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived in writing by the Selling Parties in their sole discretion:

(a) Receipt of Payment.  Buyer shall have paid to the Selling Parties the Cash Portion of the Purchase Price and the Escrow Agent shall have released the Deposit to the Selling Parties, all as provided in Section 1.3.

(b) Representations and Warranties of Buyer.  All representations and warranties made by Buyer in this Agreement that:

(i) are not qualified by materiality or material adverse effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by Buyer on and as of the Closing Date; and

(ii) are qualified by materiality or material adverse effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if made by the Buyer on and as of the Closing Date;

and the Selling Parties shall have received a certificate dated the Closing Date and signed by an executive officer of Buyer certifying to the matters set forth in this Section 7.3(b).

(c) Performance of Buyer’s Obligations.  Buyer shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by it on or before the Closing Date, and the Selling Parties shall have received a certificate dated the Closing Date and signed by an executive officer of Buyer certifying to the matters set forth in this Section 7.3(c).

(d) Representations and Warranties of Vanguard.  If the Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then all representations and warranties made by Vanguard in this Agreement that:

(i)           are not qualified by materiality or a Vanguard Material Adverse Effect shall be true and correct in all material respects on and as of the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this Agreement or another specified date, on the Closing Date as if again made by Vanguard on and as of the Closing Date; and

(ii)           are qualified by materiality or a Vanguard Material Adverse Effect shall be true and correct in all respects on the date hereof and, except to the extent that any representation is specifically limited by the terms of such representation to the date of this

Agreement or another specified date, on the Closing Date as if made by the Vanguard on and as of the Closing Date;

and the Selling Parties shall have received a certificate dated the Closing Date and signed by an executive officer of Vanguard certifying to the matters set forth in this Section 7.3(d).  For the avoidance of doubt, if the Buyer elects not to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then the condition contained in this Section 7.3(d) shall not apply.

(e) Performance of Vanguard’s Obligations.  If the Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, Vanguard shall have performed in all material respects all agreements, obligations and covenants required under this Agreement to be performed by it on or before the Closing Date, and the Selling Parties shall have received a certificate dated the Closing Date and signed by an executive officer of Vanguard certifying to the matters set forth in this Section 7.3(e).  For the avoidance of doubt, if the Buyer elects not to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then the condition contained in this Section 7.3(e) shall not apply.

(f) Consents and Approvals.  All consents, waivers, authorizations and approvals set forth on Schedule 2.3 (No Conflict or Violation), Schedule 2.4 (Consents and Approvals), Schedule 3.3 (Consents and Approvals), Schedule 4.4 (Consents and Approvals), or Schedule 5.5 (Consents and Approvals) shall have been duly obtained, shall contain terms reasonably satisfactory to the Selling Parties and shall be in full force and effect on the Closing Date and copies thereof shall have been provided to Selling Parties at Closing.

(g) Legal Opinion.  The Selling Parties shall have received an opinion of Vinson & Elkins L.L.P., counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit 1.2(c)(ii). For the avoidance of doubt, if Buyer elects not to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then the condition contained in this Section 7.3(g) shall not apply.

(h) Receipt of Documents.  Buyer and Vanguard, as applicable, shall have delivered to the Selling Parties the items specified in Section 1.2(b), in each case duly executed and dated the Closing Date.

ARTICLE VIII

TERMINATION

Section 8.1   Methods Of Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

(a) by the mutual written agreement of the Selling Parties and Buyer;

(b) by written notice from Selling Parties to the Buyer specifying with particularity the applicable Breach, if Buyer has committed a Breach, and such Breach would result in the failure of any condition to Closing set forth in Section 7.3(c) or, if Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, Section 7.3(e); provided, if such Breach is curable through the exercise of commercially reasonable efforts, then the Selling Parties may only terminate this Agreement if such Breach is not cured by Buyer or Vanguard, as applicable, within thirty (30) days after the receipt by the Selling Parties or Buyer, as the case may be, of a Notification provided pursuant to Section 6.6 specifying with particularity such Breach; provided, further, that any right of Buyer or Vanguard, as applicable, to cure a Breach will terminate on the Outside Date;

(c) by written notice from Selling Parties to the Buyer specifying with particularity the applicable Breach, if Buyer has committed a Breach, and such Breach would result in the failure of any condition to Closing set forth in Section 7.3(b) or, if Buyer elects to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, Section 7.3(d); provided, if such Breach is curable through the exercise of commercially reasonable efforts, then Selling Parties may only terminate this Agreement if such Breach is not cured by Buyer or Vanguard, as applicable, within thirty (30) days after the receipt by Buyer or Vanguard, as applicable, as the case may be, of a Notification provided pursuant to Section 6.6 specifying with particularity such Breach; provided, further, that any right of Buyer or Vanguard, as applicable, to cure a Breach will terminate on the Outside Date;

(d) by written notice from Buyer to the Selling Parties specifying with particularity the applicable Breach, if the Selling Parties have committed a Breach, and such Breach would result in the failure of the condition to Closing set forth in Section 7.2(e); provided, if such Breach is curable through the exercise of commercially reasonable efforts, then Buyer may only terminate this Agreement if such Breach is not cured within thirty (30) days after the receipt by the Buyer or the Selling Parties, as the case may be, of a Notification provided pursuant to Section 6.6 specifying with particularity such Breach; provided, further, that any right of Selling Parties to cure a Breach will terminate on the Outside Date;

(e) by written notice from Buyer to the Selling Parties specifying with particularity the applicable Breach, if the Selling Parties have committed a Breach, and such Breach would result in the failure of the condition to Closing set forth in Section 7.2(d); provided, if such Breach is curable through the exercise of commercially reasonable efforts, then the Buyer may only terminate this Agreement if such Breach is not cured by the Selling Parties within thirty (30) days after the receipt by the Selling Parties or Buyer, as the case may be, of a Notification provided pursuant to Section 6.6 specifying with particularity such Breach; provided, further, that any right of the Selling Parties to cure a Breach will terminate on the Outside Date;

(f) by written notice from either the Selling Parties or Buyer to the other Party, if any condition to the terminating Party’s obligation to proceed with the Closing is not satisfied on or before February 1, 2011 (the “Outside Date”), or if satisfied prior thereto, does not remain satisfied on the Closing Date, and non-satisfaction of such condition was not the result of the other Party’s Breach, provided that no Party whose Breach has resulted in a condition to such Party’s obligation to proceed with Closing not being satisfied will have the right to terminate this Agreement under this Section 8.1(f);

(g) by written notice from Buyer to the Selling Parties, if after the date of this Agreement a Material Adverse Effect has occurred and is continuing;

(h) by written notice from the Selling Parties to Buyer, if (i) Buyer elects for there to be an Equity Portion of the Purchase Price in accordance with Section 1.3 and (ii) after the date of this Agreement, a Vanguard Material Adverse Effect has occurred and is continuing; and

(i) by written notice from Buyer to the Selling Parties upon the occurrence of any of the following actions by ENP GP or the Partnership Entities, unless Buyer consents in writing (which consent shall not be unreasonably withheld) within twenty Business Days from the receipt of written notice from the Selling Parties of the intent of ENP GP or the Partnership Entities to effect such event:

(i) the issuance, delivery, sale, pledge or disposition of any (A) equity securities or partnership units of any class, (B) debt securities having the right to vote on any matters on which holders of capital stock or members or partners of the same issuer may vote or (C) securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such securities;

(ii) the creation, incurrence, guarantee or assumption any new indebtedness for borrowed money in excess of $10,000,000 in the aggregate;

(iii) the acquisition of any material properties or assets in excess of $5,000,000 in the aggregate;

(iv) the redemption, retirement, purchase or other acquisition, directly or indirectly, of the equity interests of the Partnership or declaration, setting aside or payment of distributions other than regular quarterly cash distributions by the Partnership (with such amounts determined using the same methodology as recent quarterly distributions);

(v) the making of any capital expenditures in excess of $5,000,000 in addition to the amounts of capital expenditures that were included in the 2010 budget delivered to Buyer;

(vi) the entering into of any leases of real property, other than renewals of existing leases in the ordinary course of business, the net present value (calculated at the weighted average interest rate on the Partnership’s indebtedness) of which exceeds $5,000,000; and

(vii) the sale of any assets with proceeds to ENP GP or the Partnership Entities in excess of $5,000,000 in the aggregate, except in the ordinary course of business and consistent with past practice.

During the pendency of any such action, the Selling Parties agree to use commercially reasonable efforts to keep Buyer reasonably informed as to the progress of such action.  Any of the foregoing actions that are consented to by Buyer pursuant to this Section 8.1(i) shall not be the basis for Buyer to assert either that Selling Parties have committed a Breach for any purpose under this Agreement, or that any condition to Closing would fail or has failed as a result of such action.

Section 8.2   Effect Of Termination.  The following provisions shall apply in event of a termination of this Agreement:

(a) If the Selling Parties have the right to terminate this Agreement pursuant to Section 8.1(b) and the Buyer does not have the right to terminate this Agreement, then the Selling Parties may elect either to (i) specifically enforce the covenants and obligations of Buyer under this Agreement, or (ii) terminate this Agreement, in which latter event the Deposit shall be released to the Selling Parties on the terms and conditions of the Escrow Agreement and Buyer shall be obligated to pay the Selling Parties an additional $30,000,000 within ten (10) days of such termination.

(b) If the Selling Parties have the right to terminate this Agreement pursuant to Section 8.1(c) and the Buyer does not have the right to terminate this Agreement, then the Selling Parties may elect either to (i) specifically enforce the covenants and obligations of Buyer under this Agreement, or (ii) terminate this Agreement, in which latter event the Deposit shall be released to the Selling Parties on the terms and conditions of the Escrow Agreement and Buyer shall be obligated to pay the Selling Parties an additional $30,000,000 within ten (10) days of such termination; provided, however, if the Breach giving rise to that termination right results from matters, facts or circumstances first arising after the date hereof, or first arising before the date hereof but not within the Knowledge of the Buyer until after the date hereof (any such breach, a “Buyer Unknown Matter Breach”), then Buyer will not be obligated to pay any amount to the Selling Parties pursuant to this Section 8.2(b).

(c) If Buyer has the right to terminate this Agreement pursuant to Section 8.1(d) and the Selling Parties do not have the right to terminate this Agreement, then Buyer may elect either to (i) specifically enforce the covenants and obligations of the Selling Parties under this Agreement or (ii) terminate this Agreement, in which latter event the Buyer is entitled to a return of the Deposit and Selling Parties shall be obligated to pay the Buyer $50,000,000 within ten (10) days of such termination.

(d) If Buyer has the right to terminate this Agreement pursuant to Section 8.1(e) and the Selling Parties do not have the right to terminate this Agreement, then Buyer may elect either to (i) specifically enforce the covenants and obligations of the Selling Parties under this Agreement, or (ii) terminate this Agreement, in which latter event the Deposit shall be released to Buyer on the terms and conditions of the Escrow Agreement and the Selling Parties shall be obligated to pay Buyer $50,000,000 within ten (10) days of such termination; provided, however, if the Breach giving rise to that termination right results from matters, facts or circumstances first arising after the date hereof, or first arising before the date hereof but not within the Knowledge of the Selling Parties until after the date hereof (any such breach, a “Selling Parties Unknown Matter Breach”), then the Selling Parties will not be obligated to pay any amount to Buyer pursuant to this Section 8.2(d).

(e) If Buyer has the right to terminate this Agreement pursuant to Section 8.1(i), then Buyer may elect either to (i) specifically enforce the covenants and obligations of the Selling Parties under this Agreement, or (ii) terminate this Agreement, in which latter event the Deposit shall be released to Buyer on the terms and conditions of the Escrow Agreement and the Selling Parties shall be obligated to pay Buyer its out-of-pocket expenses (including attorneys fees and fees of its financial advisor) up to a maximum of $200,000 within ten (10) days of such termination.

(f) In the event of termination of this Agreement for any reason other than those specified in Section 8.2(a) or (b), the Deposit shall be released to Buyer on the terms and conditions of the Escrow Agreement.

(g) In the event of termination of this Agreement pursuant to Section 8.1 hereof, then except as otherwise set forth in this Section 8.2, this Agreement shall forthwith become void and there shall be no other liability hereunder on the part of Buyer or the Selling Parties (or their respective officers or directors), except based upon obligations set forth in Section 6.7(c).

(h) The Selling Parties and the Buyer hereby acknowledge that (i) the extent of damages to the Selling Parties or Buyer caused by the failure of the transaction contemplated by this Agreement to be consummated in the event of an election to terminate this Agreement pursuant to Sections 8.2(a), (b), (c), (d) or (e) would be impossible or extremely difficult to ascertain, (ii) the amount of the liquidated damages set forth in Sections 8.2(a), (b), (c), (d) or (e), as applicable, is a fair and reasonable estimate of such damages under such circumstances, and (iii) receipt of such amount by the Selling Parties, or Buyer, as applicable, does not constitute a penalty and will be the Selling Parties’ or Buyer’s, as applicable, sole and exclusive remedy in the event of termination of this Agreement pursuant to respectively Sections 8.2(a), (b), (c), (d) or (e), as applicable.

(i) Each of the Parties hereto acknowledges and agrees that in the event that the other Party has the right to terminate this Agreement pursuant to respectively Sections 8.2(a), (b), (c), (d) or (e), then the other Party shall be entitled as an election of remedies, and instead of terminating this Agreement, to seek an injunction or injunctions to prevent Breach by the acknowledging Party, and to specifically enforce the covenants and obligations of the acknowledging Party to be performed at Closing, in any courts of the State of Texas, and in the federal courts of the United States of America, in each case located in Harris County, Texas.

ARTICLE IX

SURVIVAL; INDEMNIFICATION

Section 9.1   Survival.

(a) The representations and warranties of the Selling Parties contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing Date shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 2.2 (Validity of Agreement; Authorization), Section 2.5 (Capitalization of ENP GP; General Partner Interest; Subject Common Units) and Section 2.11 (Brokers), shall survive indefinitely, and (ii) the representations and warranties set forth in Section 2.12 (Employee Plans), Section 3.10 (Tax Matters), and Section 3.14 (Employees; Employee Plans) shall survive for a period ending thirty (30) days after the expiration of the applicable statute of limitations.

(b) The representations and warranties of Buyer and Vanguard contained herein or in any certificates or documents delivered pursuant to this Agreement or the Closing shall survive the Closing for a period of twelve (12) months following the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 4.2 (Validity of Agreement), Section 4.5 (Brokers) Section 5.2(c) (Issuance of Vanguard Common Units), Section 5.3 (Validity of Agreement) and Section 5.17 (Brokers) shall survive indefinitely, and (ii) the representations and warranties set forth in Section 5.10 (Tax Matters) shall survive for a period ending thirty (30)days after the expiration of the applicable statute of limitations; provided further, however, that in the event that if Buyer elects not to provide an Equity Portion of the Purchase Price in accordance with Section 1.3, then all of the representations and warranties of Vanguard contained in Article V shall expire at Closing and have no further force or effect.

(c) The covenants and agreements in this Article IX shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any claim made with respect to any representation, warranty, covenant or agreement contained herein during the survival period thereof.  The covenants and agreements of the Parties to be performed after Closing contained in Articles VI and X of this Agreement shall survive the Closing for (x) the time period(s) set forth in the respective Sections contained in such Articles, or (y) if no time period is so specified, without any contractual limitation on the period of survival.  If Closing occurs then no claim may be asserted nor may any action be commenced against any Party for failure to perform or observe any term, provision, covenant or agreement by such Party to be performed or observed under this Agreement at or prior to the Closing, to the extent that such Party has an indemnification obligation with respect thereto, unless written notice of such claim or action is received by such Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to two (2) years following the Closing Date.

Section 9.2   Indemnification Coverage.

(a) From and after the Closing, the Selling Parties shall indemnify and defend, save and hold Buyer and ENP GP and their Affiliates (other than the Partnership Entities) and each of their respective officers, directors, employees and agents (collectively, the “Buyer Indemnified Parties”) harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability, loss, cost, Tax, expense (including reasonable attorneys’, consultants’ and experts’ fees), claim or cause of action (each, a “Loss,” and collectively, “Losses”) arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation or warranty by the Selling Parties contained in this Agreement or any certificates or other documents delivered by any Selling Party pursuant to this Agreement at the Closing; provided, that in determining whether any such representation or warranty has been breached or is inaccurate, such representation or warranty shall be construed as if Material Adverse Effect or materiality is not a qualification thereto and provided, further, that a Selling Parties Unknown Matter Breach of Sections 3.15, 3.16 or 3.18 will not result in any Buyer Indemnified Party suffering Losses for which it is entitled to indemnification, defense or being saved and held harmless pursuant to this Article IX;

(ii) any failure by the Selling Parties to perform or observe any term, provision, covenant, or agreement on the part of the Selling Parties to be performed or observed under this Agreement;

(iii) Selling Parties’ Taxes;

(iv) any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of the claiming Person acting at the request of the Selling Parties or any of their Affiliates; and

(v) any Plan or Plan Liability.

(b) From and after the Closing, Buyer shall indemnify and defend, save and hold the Selling Parties and their Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) harmless if any such Seller Indemnified Party shall suffer any Loss arising out of, relating to or resulting from:

(i) any breach or inaccuracy in any representation or warranty by Buyer contained in this Agreement or any certificates or other documents delivered by Buyer pursuant to this Agreement at the Closing; provided that in determining whether any such representation or warranty has been breached or is inaccurate, such representation or warranty shall be construed as if material adverse effect or materiality is not a qualification thereto;

(ii) any failure by Buyer to perform or observe any term, provision, covenant, or agreement on the part of Buyer to be performed or observed under this Agreement;

(iii) any broker or other Person claiming to be entitled to an investment banker’s, financial advisor’s, broker’s, finder’s or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of the claiming Person acting at the request of Buyer, Vanguard or any of their respective Affiliates;

(iv) all Taxes (or nonpayment thereof) of ENP GP and the Partnership Entities that are attributable to any taxable period beginning after the Closing Date, or the portion of the Straddle Period beginning after the Closing Date; and

(v) any breach or inaccuracy in any representation or warranty by Vanguard contained in Article V of this Agreement or any certificates or other documents delivered by Vanguard pursuant to this Agreement at the Closing; provided that in determining whether any such representation or warranty has been breached or is inaccurate, such representation or warranty shall be construed as if material adverse effect or materiality is not a qualification thereto; provided further, that if Buyer elects not to provide an Equity

Portion of the Purchase Price in accordance with Section 1.3, a breach or inaccuracy in any representation or warranty by Vanguard contained in Article V of this Agreement will not result in any Seller Indemnified Party suffering Losses for which it is entitled to indemnification, defense or being saved and held harmless pursuant to this Article IX.

(c) The foregoing indemnification obligations shall be subject to the following limitations:

(i) the Selling Parties’ cumulative aggregate liability for Losses under Section 9.2(a)(i) and Buyer’s cumulative aggregate liability under Section 9.2(b)(i) and 9.2(b)(v), in each case, shall not exceed $50 million (the “Cap”); provided, however, that the Cap shall not be applicable with respect to (i) Breaches under Sections 2.2 (Validity of Agreement), 2.5 (Capitalization of ENP GP; General Partner Interest; Subject Common Units), 2.11 (Brokers), 3.4 (Partnership Capitalization, Title to Subject Common Units), 4.2 (Validity of Agreement; Authorization) or 4.5 (Brokers), 5.2(c) (Issuance of Vanguard Common Units), 5.3 (Validity of Agreement) and 5.17 (Brokers) hereof, (ii) Losses with respect to matters that constitute fraud or intentional misrepresentation, (iii) Losses with respect to Taxes, the liability with respect to which shall be as set forth in Sections 9.2(a)(iii) and 9.2(b)(iv), or (iv) Losses with respect to any Plans or Plan Liability, the liability with respect to which shall be as set forth in Section 9.2(a)(v);

(ii) Buyer’s cumulative aggregate liability for Losses under Section 9.2(b)(v) shall not exceed thirteen percent of the value of the Equity Portion of the Purchase Price, if any (the “Vanguard Cap”); provided, however, that the Vanguard Cap shall not be applicable with respect to (i) breaches under Sections 5.2(c) (Issuance of Vanguard Common Units), 5.3 (Validity of Agreement), 5.10 (Tax Matters), and 5.17 (Brokers) hereof or (ii) Losses with respect to matters that constitute fraud or intentional misrepresentation;

(iii) no indemnification for any Losses asserted against the Selling Parties under Section 9.2(a)(i) or against Buyer under Section 9.2(b)(i) and Section 9.2(b)(v) shall be required unless and until the cumulative aggregate amount of such Losses, in each case, exceeds $3,800,000 (the “Deductible”), at which point the Selling Parties shall be obligated to indemnify the Buyer Indemnified Parties or Buyer shall be obligated to indemnify the Seller Indemnified Parties, as the case may be, only for the amount of such Losses in excess of the Deductible, provided, however, that the Deductible shall not be applicable with respect to (i) breaches under Sections 2.2 (Validity of Agreement), 2.5 (Capitalization of ENP GP; General Partner Interest; Subject Common Units), 2.11 (Brokers), 3.4 (Partnership Capitalization, Title to Subject Common Units), 4.2 (Validity of Agreement; Authorization), 4.5 (Brokers), 5.2(c) (Issuance of Vanguard Common Units), 5.3 (Validity of Agreement), and 5.17 (Brokers) hereof, (ii) Losses with respect to matters that constitute fraud or intentional misrepresentation, (iii) Losses with respect to those Taxes the liability with respect to which are set forth in Sections 9.2(a)(iii) and 9.2(b)(iv), or (iv) Losses with respect to any Plans or Plan Liability, the liability with respect to which shall be as set forth in Section 9.2(a)(v);

(iv) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification pursuant to this Article IX, the “Indemnified Party,” and the other party, the “Indemnifying Party”), shall be determined without giving effect to any materiality or Material Adverse Effect qualifiers and shall be reduced by any third-party insurance benefits or third party recoveries actually received by the Indemnified Party with respect to such Loss (net of costs incurred to recover such insurance benefits and third party recoveries, deductibles, and retropremiums).  To the extent an Indemnified Party suffers Losses for which the Indemnifying Party is liable for indemnification, the Indemnified Party shall submit a claim to collect any amounts available under third-party insurance coverage and from other third parties reasonably liable for any Loss suffered by the Indemnified Party;

(v) no claim may be asserted nor may any action be commenced against any Party for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by the other Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 9.1;

(vi) no Indemnified Party shall be entitled under this Agreement to multiple recovery for the same Losses; and

(vii) if the Closing occurs, no Indemnified Party is entitled to indemnification or any other recovery under this Agreement with respect to any breach or inaccuracy in any representation or warranty of an Indemnifying Party (A) that would have given the Indemnified Party a right to terminate this Agreement under Section 8.1 of this Agreement, and (B) of which the Indemnified Party had Knowledge before the Closing, whether pursuant to a notice delivered under Section 6.6 or otherwise.

Section 9.3   Procedures.  Any Indemnified Party shall notify the Indemnifying Party (with reasonable detail) promptly after it becomes aware of facts supporting a claim or action for which indemnification is provided under this Article IX, and shall provide to the Indemnifying Party as soon as practicable thereafter all reasonably available information and documentation necessary to support and verify any Losses associated with such claim or action.  Subject to Section 9.2(c)(v), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by the Indemnified Party’s failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice.  The Indemnifying Party shall participate in and defend, contest or otherwise protect the Indemnified Party against any such claim or action by counsel of the Indemnifying Party’s choice at its sole cost and expense; provided, however, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, there is no admission or statement of fault or culpability on the part of the Indemnified Party and there is an unconditional release of the Indemnified Party from all liability on any claims that are the subject of such claim or action.  The Indemnified Party shall use commercially reasonable efforts upon the reasonable request of the Indemnifying Party to cooperate with and assist the Indemnifying Party in defending, contesting, or otherwise protecting the Indemnified Party against any suit, action, investigation, claim, or proceeding in connection with which a claim for indemnification is made.  The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party’s choice; provided, however, that the Indemnifying Party shall pay the fees and expenses of separate counsel for the Indemnified Party if (a) the Indemnifying Party has agreed to pay such fees and expenses, or (b) counsel for the Indemnifying Party reasonably determines that representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest.  If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys’ fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

Section 9.4   No Speculative Damages.  In no event shall any Party be liable for (and the term Losses shall exclude) any Loss that results from any untrue representation or warranty in this Agreement or a breach by any Party of any provision of this Agreement or the other Transaction Documents or related hereto or thereto that is not within the reasonable contemplation of the Parties as of the date hereof as a probable and reasonably foreseeable result of that untruth or breach.

Section 9.5   Compliance With Express Negligence Rule.  TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY, AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE VIII, SHALL APPLY EVEN IN THE EVENT OF THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED, OR INDEMNIFIED.

Section 9.6   Remedy.  The Parties agree that equitable relief for matters arising under this Agreement after Closing is only available to the extent provided for in Section 6.7(c) or in Section 10.10.  Except for actions involving fraud or intentional misrepresentation, and for equitable relief as provided in the preceding sentence, from and after the Closing the sole remedy of a Party in connection with matters arising under this Agreement shall, in each case, be indemnification under and as set forth in this Article IX.

Section 9.7   Tax Treatment Of Indemnity Payments.  Each Party, to the extent permitted by applicable Law, agrees to treat any payments made pursuant to this Article IX as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1   Publicity.  On or prior to the Closing Date, no Party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other Parties.  Each Party hereby agrees to the form of press releases announcing this transaction exchanged prior to the Execution Date.  Notwithstanding the foregoing, in the event any such press release or announcement is required by Law or stock exchange rule to be made by the Party proposing to issue the same, such Party may issue or cause publication thereof without consent of the other Parties, but shall use its commercially reasonable efforts to consult in good faith with the other Parties prior to such issuance or publication.

Section 10.2   Successors And Assigns; Third-Party Beneficiaries.  This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns; provided, however, that no Party shall assign or delegate any of its rights or obligations created under this Agreement without the prior written consent of the other Parties.  Except as contemplated by Section 6.9 or by Article IX, nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

Section 10.3   Fees And Expenses.  Except as otherwise expressly provided in this Agreement, all legal, accounting, financial advisory and other fees, costs and expenses of a Party incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees, costs or expenses.

Section 10.4   Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the Parties at the following addresses:

(a) If to Buyer, to:

Vanguard Natural Gas LLC
5847 Fan Felipe, Suite 3000
Houston, Texas  77057
Facsimile:  (832) 327-2260
Attention:  Scott W. Smith

with a copy to:

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin

Houston, Texas  77002

Facsimile:  (713) 615-5956

Attention:  David P. Oelman and

                  Stephen M. Gill

If to the Selling Parties, to:

Denbury Resources Inc.

5100 Tennyson Parkway, Suite 1200

Plano, Texas  75024

Facsimile: 972-673-2051

Attention: Phil Rykhoek

with a copy to:

Baker Hostetler LLP

1000 Louisiana, Suite 2000

Houston, Texas  77002

Facsimile: (713) 751-1717

Attention: Donald W. Brodsky

or to such other Persons or at such other addresses as shall be furnished by any Party by like notice to the other Party, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed.  No change in any of such addresses shall be effective insofar as notices under this Section 10.4 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other Party as provided in this Section 10.4.

Section 10.5   Entire Agreement.  This Agreement, together with the Schedules and the Exhibits hereto, and the other Transaction Documents, represent the entire agreement and understanding of the parties with reference to the transactions set forth herein and therein and no representations or warranties have been made in connection herewith and therewith other than those expressly set forth herein or therein.  This Agreement, together with the Schedules and the Exhibits hereto, and the other Transaction Documents, supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof or thereof and all prior drafts of such documents, all of which are merged into such documents.  No prior drafts of such documents and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving such documents.

Section 10.6   Waivers and Amendments.  The Selling Parties or Buyer may, by written notice to the other Party:  (a) extend the time for the performance of any of the obligations or other actions of the other Party; (b) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement by the other Party; (c) waive compliance with any of the covenants of the other Party contained in this Agreement; (d) waive performance of any of the obligations of the other Party created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other Party.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver.  This Agreement may be amended, modified or supplemented only by a written instrument executed by the Parties.

Section 10.7   Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties shall negotiate in good faith to modify this Agreement to include a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 10.8   Titles and Headings.  The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 10.9   Signatures And Counterparts.  Facsimile or electronic transmission of any signed original document and/or retransmission of any signed facsimile or electronic transmission shall be the same as delivery of an original.  At the request of Buyer or the Selling Parties, the Parties will confirm facsimile or electronic transmission by signing a duplicate original document.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 10.10   Enforcement Of The Agreement; Damages.  Each of the Parties hereto acknowledges and agrees that in the event any covenant or obligation of the acknowledging Party to be performed after Closing is not performed in accordance with the specific terms of this Agreement or is otherwise breached, then the other Party shall be entitled to an injunction or injunctions to prevent such non-performance or breach and to specifically enforce the covenants and obligations of the acknowledging Party to be performed after Closing, in any courts of the State of Texas, and in the federal courts of the United States of America located in Harris County, Texas, in addition to any other remedy to which it may be entitled for such non-performance or breach.

Section 10.11   Governing Law.  This Agreement shall be governed by and construed in accordance with the internal and substantive Laws of the State of Texas and without regard to any conflicts of Laws concepts that would apply the substantive Law of some other jurisdiction.

Section 10.12   Disclosure.  Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement.  Disclosure of any item in any section of the Schedules shall serve to qualify the correspondingly numbered representation and warranty or covenant in this Agreement to the extent specified therein and any other representation and warranty or covenant only to the extent the applicability of such disclosure to such other representation and warranty or covenant is reasonably apparent to the non-disclosing party.  The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) or specific item are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 10.13   Consent To Jurisdiction.  To the fullest extent permitted by applicable Law, the Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas, and of the federal courts of the United States of America located in Harris County, Texas, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

Section 10.14   Waiver of Trial by Jury.  Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 10.15   Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Schedules and Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, the term:

Section 11.1   “2010 Form 10K” has the meaning assigned to such term in Section 6.14(g).

Section 11.2   “Accelerated Income Tax” means the amount of federal, state and local income tax on allocations to the Selling Parties of income or gain pursuant to Section 704(c) of the Code with respect to the built-in gain in the Contributed Subject Common Units at the time of the Closing that results from a sale, transfer or other disposition of (i) the Contributed Subject Common Units by the Buyer or (ii) the Partnership's underlying assets by the Partnership;

provided however, that Accelerated Income Tax does not include a continuation of the existing built-in gain upon a subsequent contribution to a partnership.

Section 11.3   “Administrative Services Agreement” has the meaning assigned to such term in Section 6.10(a).

Section 11.4   “AE” has the meaning assigned to such term in Section 5.1(a).

Section 11.5   “Affiliate” or “Affiliates” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first- mentioned Person.  From and after Closing, ENP GP and the Partnership Entities will not be Affiliates of the Selling Parties.

Section 11.6   “Agreement” has the meaning assigned to such term in the Preamble.

Section 11.7   “Bidder Confidentiality Agreements” has the meaning assigned to such term in Section 6.7(b).

Section 11.8   “Breach” means any matter, fact or circumstance that constitutes a breach by a Party of any representation, warranty, agreement, obligation, or covenant of such Party contained in this Agreement.

Section 11.9   “Business Day”  means any day of the year on which national banking institutions in Texas are open to the public for conducting business and are not required or authorized to close.

Section 11.10   “Buyer” has the meaning assigned to such term in the Preamble.

Section 11.11   “Buyer Indemnified Parties” has the meaning assigned to such term in Section 9.2(a).

Section 11.12   “Buyer Representatives” has the meaning assigned to such term in Section 6.2(a).

Section 11.13   “Buyer Unknown Matter Breach” has the meaning assigned to such term in Section 8.2(b).

Section 11.14   “Cap” has the meaning assigned to such term in Section 9.2(c)(i).

Section 11.15   “Cash Portion” has the meaning assigned to such term in Section 1.3.

Section 11.16   “Closing” has the meaning assigned to such term in Section 1.1(b).

Section 11.17   “Closing Date” has the meaning assigned to such term in Section 1.1(b).

Section 11.18   “Code” means the Internal Revenue Code of 1986, as amended.

Section 11.19   “Common Units” has the meaning assigned to such term in the Recitals.

Section 11.20   “Competing Transaction” has the meaning assigned to such term in Section 6.11.

Section 11.21   “Company Marks” has the meaning assigned to such term in Section 6.14(f).

Section 11.22   “Confidentiality Agreement” means that certain Bidder Confidentiality Agreement between Parent and Vanguard Natural Resources, LLC dated September 8, 2010.

Section 11.23   “Contributed Subject Common Units”  has the meaning assigned to such term in Section 1.2(a)(ii).

Section 11.24   “D&M” has the meaning assigned to such term in Section 5.13(a).

Section 11.25   “Deductible” has the meaning assigned to such term in Section 9.2(c)(iii).

Section 11.26   “Delaware LLC Act” has the meaning assigned to such term in Section 2.5(a).

Section 11.27   “Delaware LP Act” has the meaning assigned to such term in Section 2.5(c).

Section 11.28   “Denbury Credit Agreement” means the Credit Agreement among Denbury Resources Inc., et al, and JPMorgan Chase Bank, N.A., et al, dated as of March 9, 2010, as amended.

Section 11.29   “Denbury Lender Consent” has the meaning assigned to such term in Section 2.3.

Section 11.30   “Deposit” has the meaning assigned to such term in Section 1.4.

Section 11.31   “Derivative Transactions” has the meaning assigned to such term in Section 3.17.

Section 11.32   “Employee Plans” means any “employee benefit plan,” as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other bonus, pension, stock/unit option, stock/unit purchase, benefit, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation and other similar fringe or employee benefit plans, funds, programs or arrangement, whether written or oral.

Section 11.33   “Encumbrances” has the meaning assigned to such term in Section 1.1(a).

Section 11.34   “ENP GP” has the meaning assigned to such term in the Recitals.

Section 11.35   “ENP GP LLC Agreement” has the meaning assigned to such term in Section 1.1.

Section 11.36   “ENP GP Plans” has the meaning assigned to such term in Section 3.14(d).

Section 11.37   “Environmental Laws” means collectively, all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the prevention of pollution, remediation of contamination or restoration of environmental quality, protection of human health or the environment (including natural resources), or workplace health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., the Oil Pollution Act of 1990, 33 U.S.C.§ 2701, et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629, the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; in each case, as amended and the regulations promulgated pursuant thereto and as each is in effect on the date of this Agreement.

Section 11.38   “Equity Portion” has the meaning assigned to such term in Section 1.3.

Section 11.39   “Equity Portion Consideration Common Units” has the meaning assigned to such term in Section 1.5(a).

Section 11.40   “ERISA” has the meaning assigned to such term in the definition of “Employee Plans.”

Section 11.41   “ERISA Affiliate” has the meaning assigned to such term in Section 2.12(a).

Section 11.42   “Escrow Agent” has the meaning assigned to such term in Section 1.4.

Section 11.43   “Escrow Agreement” has the meaning assigned to such term in Section 1.4.

Section 11.44   “Exchange Act” has the meaning assigned to such term in Section 3.6.

Section 11.45   “Execution Date” has the meaning assigned to such term in the preamble.

Section 11.46   “GAAP” means generally accepted accounting principles at the time.

Section 11.47   “GP Holdings” has the meaning assigned to such term in the Preamble.

Section 11.48   “Governmental Authority” means any foreign, federal, tribal, state or local government, court, agency or commission or other governmental or regulatory body or authority or of any arbitrator.

Section 11.49   “GP Units” has the meaning assigned to such term in the Recitals.

Section 11.50   “Hazardous Material” shall mean any substance that, by its nature or its use, is regulated or as to which liability might arise under any Environmental Law including any:  (a) chemical, product, material, substance or waste defined as or included in the definition of “hazardous substance,” “hazardous material,” “hazardous waste,” “restricted hazardous waste,” “extremely hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” toxic substance,” “toxic pollutant,” “contaminant,” “pollutant,” or words of similar meaning or import found in any Environmental Law; (b) petroleum hydrocarbons, petroleum products, petroleum substances, natural gas, crude oil, or any components, fractions, or derivatives thereof; and (c) asbestos containing materials, polychlorinated biphenyls, radioactive materials, urea formaldehyde foam insulation, or radon gas.

Section 11.51   “HSR Act” has the meaning assigned to such term in Section 6.3(b).

Section 11.52   “Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

Section 11.53   “Indemnified Party” has the meaning assigned to such term in Section 9.2(c)(iv).

Section 11.54   “Indemnified Persons” has the meaning assigned to such term in Section 6.9(a).

Section 11.55   “Indemnifying Party” has the meaning assigned to such term in Section 9.2(c)(iv).

Section 11.56   “Interest on Accelerated Income Tax” means an amount of interest equal to three percent (3%) of the Accelerated Income Tax accruing from the time of a sale, transfer or other conveyance of the Contributed Subject Common Units by the Buyer until the earlier to occur of (i) Selling Parties dispose of all of their Vanguard Common Units acquired under this Agreement or (ii) eighteen (18) months following the Closing Date

Section 11.57   “Knowledge of the Buyer” means matters, facts or circumstances that Scott Smith, Richard Robert or Britt Pence are aware of (without a duty of inquiry) either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members of management of Vanguard.

Section 11.58   “Knowledge of the Selling Parties” means matters, facts or circumstances that Mark Allen, Tracy Evans, Phil Rykhoek, Robert Cornelius, Ray Dubuisson or Tim Haus are aware of (without a duty of inquiry) either because such matters, facts or circumstances were disclosed to them or otherwise brought to their attention in their capacities as members of management of the Selling Parties, or in the case of Mr. Dubuisson in his capacity as Vice President, Legal of Parent.

Section 11.59   “Law” has the meaning assigned to such term in Section 2.3.

Section 11.60   “Legal Proceeding” has the meaning assigned to such term in Section 2.8.

Section 11.61   “Lock-up Period” has the meaning assigned to such term in Section 1.5(a).

Section 11.62   “Loss” or “Losses” has the meaning assigned to such term in Section 9.2(a).

Section 11.63   “LP Holdings” has the meaning assigned to such term in the Preamble.

Section 11.64   “Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of ENP GP or the Partnership Entities, that is material and adverse to the Partnership Entities, taken as a whole, or material and adverse to ENP GP, or that materially and adversely affects the ability of the Selling Parties to consummate the transactions contemplated hereby; it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: any effect resulting from (a) entering into, or the announcement of the transactions contemplated by, this Agreement, (b) changes in oil and gas prices, including changes in price differentials, (c) changes in general economic conditions in the industry in which any of the Partnership Entities operates, or (d) changes in the United States or global economy as a whole, unless in the case of clauses (b) - (d) above such change has a disproportionately adverse effect on the Partnership Entities or ENP GP relative to other participants in the industry or industries in which ENP and the Partnership Entities operate.

Section 11.65   “Member Interests” has the meaning assigned to such term in the Recitals.

Section 11.66   “Member Interests Bill of Sale” has the meaning assigned to such term in Section 1.2(a)(i).

Section 11.67   “NSAI” the meaning assigned to such term in Section 5.13(a).

Section 11.68  “Notification” has the meaning assigned to such term in Sections 6.6(a) and (b).

Section 11.69   “Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions).

Section 11.70   “Operating” has the meaning assigned to such term in the Preamble.

Section 11.71   “Organizational Documents” means with respect to any entity, the certificate of incorporation, by-laws, certificate of formation, limited liability company operating agreement, partnership or limited partnership agreement or other formation or governing documents of a such entity.

Section 11.72   “Outside Date” has the meaning assigned to such term in Section 8.1(f).

Section 11.73   “Parent” has the meaning assigned to such term in the Preamble.

Section 11.74   “Parties” or “Party” has the meaning assigned to such term in the Preamble.

Section 11.75   “Partnership” has the meaning assigned to such term in the Recitals.

Section 11.76   “Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 17, 2007, which amends and restates in its entirety the Agreement of Limited Partnership dated as of February 13, 2007, which was amended and restated by the First Amended and Restated Agreement of Limited Partnership dated as of May 10, 2007.

Section 11.77   “Partnership Bank Waivers” has the meaning assigned to such term in Section 6.12.

Section 11.78   “Partnership Credit Agreement” means the Credit Agreement entered into as of March 7, 2007, among Encore Energy Partners Operating LLC, as the Borrower, the Partnership, as a Guarantor, each lender from time to time a party thereto, and Bank of America, N.A., as the Administrative Agent, as it may have been amended from time to time.

Section 11.79   “Partnership Entities” has the meaning assigned to such term in Section 3.5.

Section 11.80   “Partnership Entities Records” has the meaning assigned to such term in Section 6.16.

Section 11.81   “Partnership Lenders” has the meaning assigned to such term in Section 6.12.

Section 11.82   “Partnership Material Contracts” has the meaning assigned to such term in Section 3.18(a).

Section 11.83   “Partnership Oil and Gas Agreements” has the meaning assigned to such term in Section 3.15(a).

Section 11.84   “Partnership Plans” has the meaning assigned to such term in Section 3.14(b).

Section 11.85   “Partnership Reserve Report” has the meaning assigned to such term in Section 3.15(b).

Section 11.86   “Partnership SEC Reports” the meaning assigned to such term in Section 3.6.

Section 11.87   “Percentage Interest” has the meaning assigned to such term in the Partnership Agreement.

Section 11.88   “Permian” the meaning assigned to such term in Section 5.1(a).

Section 11.89   “Permitted Encumbrances” means:

(a) to the extent waived prior to Closing, preferential purchase rights and rights of first refusal;

(b) inchoate mechanics’ and materialmens’ liens for amounts not yet delinquent and liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(c) liens arising under operating agreements or sales, processing, gathering, storage and transportation contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the party responsible for payment thereof;

(d) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent (a) shown of record in the jurisdiction where located and (b) valid and enforceable in accordance with the terms thereof;

(e) rights reserved to or vested in any governmental, statutory, municipal or public authority to control or regulate any of the Partnership Entities’ properties or assets in any manner and all applicable laws, rules and orders of any Governmental Authority;

(f) all other liens, charges, encumbrances, defects and irregularities that are not such as to materially interfere with the operation, value or use of the property or asset affected; and

(g) such filings made with, or notices to, the Bureau of Ocean Energy Management, Regulation, and Enforcement and any other applicable Governmental Authority, as are customarily made after the transactions contemplated by this Agreement.

Section 11.90   “Person” means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 11.91   “Plan Liability” means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, or (v) any other provision of ERISA or the Code.

Section 11.92   “Plans” has the meaning assigned to such term in Section 3.14(d).

Section 11.93   “Pre-Closing Period” has the meaning assigned to such term in Section 6.8(b).

Section 11.94   “Pre-Closing Period Return” has the meaning assigned to such term in Section 6.8(b).

Section 11.95   “Proceeding” has the meaning assigned to such term in Section 6.9(a).

Section 11.96   “Purchase Price” has the meaning assigned to such term in Section 1.3.

Section 11.97   “Registration Rights Agreement” the meaning assigned to such term in Section 1.2(a)(vii).

Section 11.98   “Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

Section 11.99   “Resigning Director” has the meaning assigned to such term in Section 6.15.

Section 11.100   “Rights-of-Way” has the meaning assigned to such term in Section 3.15(l).

Section 11.101   “SEC” has the meaning assigned to such term in Section 3.6.

Section 11.102   “Second Amended and Restated Administrative Services Agreement has the meaning assigned to such term in Section 1.2(a)(viii).

Section 11.103   “Securities Act” has the meaning assigned to such term in Section 3.6.

Section 11.104   “Seller Indemnified Parties” has the meaning assigned to such term in Section 9.2(b).

Section 11.105   “Seller’s Representatives” has the meaning assigned to such term in Section 6.2(b).

Section 11.106   “Selling Parties” has the meaning assigned to such term in the Preamble.

Section 11.107   “Selling Parties' Taxes” means any federal, state or local income taxes payable with respect to (i) any taxable gain recognized upon the sale of the Member Interests or the Subject Common Units and (ii) the portion of any items of Partnership income loss deduction gain or credit properly allocable to the GP Units and the Subject Common Units attributable to any Pre-Closing Period and for the portion of any Straddle Period commencing on the beginning of such Straddle Period and ending on the Closing Date.

Section 11.108   “Selling Parties Unknown Matter Breach” has the meaning assigned to such term in Section 8.2(d).

Section 11.109   “Solvent” has the meaning assigned to such term in Section 2.10.

Section 11.110   “Straddle Period” has the meaning assigned to such term in Section 6.8(a).

Section 11.111   “Straddle Period Return” has the meaning assigned to such term in Section 6.8(a).

Section 11.112   “Subject Common Units” has the meaning assigned to such term in the Recitals.

Section 11.113   “Subject Employees” has the meaning assigned to such term in Section 2.12(b).

Section 11.114   “Subsidiary” when used with respect to any Party means any corporation or other organization of which such Party directly or indirectly owns at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

Section 11.115   “Tax” or “Taxes” has the meaning assigned to such term in Section 3.10(a).

Section 11.116   “Tax Returns” has the meaning assigned to such term in Section 3.10(a).

Section 11.117   “TEC” the meaning assigned to such term in Section 5.1(a).

Section 11.118   “Transaction Documents” means this Agreement and the other agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement.

Section 11.119   “Transfer Agent” has the meaning assigned to such term in Section 1.2(a)(ii).

Section 11.120   “Transfer Application” means the form of transfer application included as part of Exhibit A to the Partnership Agreement.

Section 11.121   “Transfer Taxes” has the meaning assigned to such term in Section 6.8(d).

Section 11.122   “Vanguard” has the meaning assigned to such term in the Preamble.

Section 11.123   “Vanguard Cap” has the meaning assigned to such term in Section 9.2(c)(ii).

Section 11.124   “Vanguard Common Units” has the meaning assigned to such term in Section 1.2(c)(i).

Section 11.125   “Vanguard Entities” has the meaning assigned to such term in Section 5.1(b).

Section 11.126   “Vanguard Material Adverse Effect” means any change, effect, event or occurrence with respect to the condition (financial or otherwise), assets, properties, business, operations or results of operations of Vanguard or the Vanguard Entities, that is material and adverse to the Vanguard Entities, taken as a whole, or material and adverse to Vanguard, or that materially and adversely affects the ability of Buyer to consummate the transactions contemplated hereby; it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: any effect resulting from (a) entering into, or the announcement of the transactions contemplated by, this Agreement, (b) changes in oil and gas prices, including changes in price differentials, (c) changes in general economic conditions in the industry in which any of the Vanguard Entities operates, or (d) changes in the United States or global economy as a whole, unless in the case of clauses (b) - (d) above such change has a disproportionately adverse effect on the Vanguard Entities or Vanguard relative to other participants in the industry or industries in which Vanguard and the Vanguard Entities operate.

Section 11.127   “Vanguard Material Contracts” has the meaning assigned to such term in Section 5.15(a).

Section 11.128   “Vanguard SEC Reports” has the meaning assigned to such term in Section 5.2(b).

Section 11.129   “Vanguard Reserve Reports” has the meaning assigned to such term in Section 5.13(a).

Section 11.130   “VNG Credit Agreement”  means the Amended and Restated Credit Agreement, dated February 14, 2008, by and between Buyer (f/k/a Nomi Holding Company, LLC), Citibank N.A., as administrative agent and L/C issuer and the lender party thereto, as amended.

Section 11.131   “VNR Finance” has the meaning assigned to such term in Section 5.1(a).

Section 11.132   “VNR Holdings” has the meaning assigned to such term in Section 5.1(a).

Section 11.133   “VNR LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Vanguard dated as of October 29, 2007.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLING PARTIES:                                                      DENBURY RESOURCES INC.

By:/s/ Phil Rykhoek

Name: Phil Rykhoek

Title: Chief Executive Officer

ENCORE PARTNERS GP HOLDINGS LLC

By:/s/ Phil Rykhoek

Name: Phil Rykhoek

Title: Chief Executive Officer

ENCORE PARTNERS LP HOLDINGS LLC

By:/s/ Phil Rykhoek

Name: Phil Rykhoek

Title: Chief Executive Officer

ENCORE OPERATING, L.P.

By: EAP Operating, LLC,

      its general partner

By:/s/ Phil Rykhoek

Name: Phil Rykhoek

Title: Chief Executive Officer

BUYER:                                                      VANGUARD NATURAL GAS, LLC

By:/s/ Scott W. Smith

Name: Scott W. Smith

Title: President and Chief Executive Officer

VANGUARD:                                                      VANGUARD NATURAL RESOURCES, LLC

By:/s/ Scott W. Smith

Name: Scott W. Smith

Title: President and Chief Executive Officer

Exhibit 1.2(a)(viii)

SECOND AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

AMONG

ENCORE ENERGY PARTNERS GP LLC,

ENCORE ENERGY PARTNERS LP,

ENCORE OPERATING, L.P.,

DENBURY RESOURCES INC.,

ENCORE ENERGY PARTNERS OPERATING LLC,

AND

VANGUARD NATURAL GAS, LLC

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

Section 1.1	Definitions	1
Section 1.2	Construction.	4

ARTICLE II	RETENTION OF VANGUARD; SCOPE OF SERVICES	5

Section 2.1	Retention of Vanguard 5
Section 2.2	Scope of Services	5
Section 2.3	Exclusion of Services	5
Section 2.4	Performance of Services by Affiliates and Third Parties	5
Section 2.5	Intellectual Property.	6
Section 2.6	Appointment of Independent Accounting Firm and Independent Petroleum Engineer	6

ARTICLE III	BOOKS, RECORDS AND REPORTING	6

Section 3.1	Books and Records	6
Section 3.2	Audits	6
Section 3.3	Reports	7

ARTICLE IV	PAYMENT AMOUNT	7

Section 4.1	Payment Amount.	7
Section 4.2	Payment of Payment Amount	7
Section 4.3	Disputed Charges	7
Section 4.4	Set Off	8
Section 4.5	Vanguard’s Employees	8
Section 4.6	Approval of Expenses	8
Section 4.7	Tax Reimbursement	9

ARTICLE V	FORCE MAJEURE	9

ARTICLE VI	ASSIGNMENTS AND SUBCONTRACTS	9

Section 6.1	Assignments.	9
Section 6.2	Other Requirements	10

ARTICLE VII	TERMINATION	10

Section 7.1	Termination by the Partnership on behalf of the Partnership Group.10
Section 7.2	Termination by Vanguard	11
Section 7.3	Effect of Termination	11

ARTICLE VIII	CONFIDENTIAL INFORMATION	11

Section 8.1	Nondisclosure	11
Section 8.2	Permitted Disclosure	11

ARTICLE IX	LIMITATION OF LIABILITY; INDEMNIFICATION	11

Section 9.1	Limitation of Vanguard’s Liability	11
Section 9.2	Partnership’s Indemnity	12
Section 9.3	Limitation of Damages	12
Section 9.4	Affiliate; Third Parties	12

ARTICLE X	DISPUTE RESOLUTION	12

ARTICLE XI	GENERAL PROVISIONS	13

Section 11.1	Notices	13
Section 11.2	Further Action	13
Section 11.3	Binding Effect	13
Section 11.4	Integration	13
Section 11.5	Creditors	14
Section 11.6	Waiver	14
Section 11.7	Counterparts	14
Section 11.8	Applicable Law	14
Section 11.9	Invalidity of Provisions	14
Section 11.10Amendment or Restatement14
Section 11.11Directly or Indirectly14

Exhibit 1.2(a)(viii)

SECOND AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED ADMINISTRATIVE SERVICES AGREEMENT is entered into on [_], and effective as of [_] (the “Effective Date”), among Encore Energy Partners GP LLC, a Delaware limited liability company (the “General Partner”), Encore Energy Partners LP, a Delaware limited partnership (the “Partnership”), Encore Operating, L.P., a Texas limited partnership (“Encore Operating”), Denbury Resources Inc., a Delaware corporation and the successor by merger to Encore Acquisition Company (“DRI”), Encore Energy Partners Operating LLC, a Delaware limited liability company (the “Operating Company”) and Vanguard Natural Gas, LLC, a Kentucky limited liability company (“Vanguard,” and collectively with the General Partner, the Partnership, the  Operating Company, the “Parties” and each, a “Party”), and amends and restates in its entirety the Amended and Restated Administrative Services Agreement dated as of September 17, 2007 (the “First A&R Agreement”).

RECITALS

A.           The Partnership is the owner, directly or indirectly, of interests in the Business (as hereinafter defined);

B.           The Partnership Group (as hereinafter defined) requires certain services to operate the Business and to fulfill other general and administrative functions relating to the Business;

C.           Encore Operating has historically provided such services to the Partnership Group, but the Partnership Group, DRI and Encore Operating desire to amend and restated the First A&R Agreement to provide that Vanguard will provide such services, and Vanguard is willing to undertake such engagement, subject to the terms and conditions of this Agreement;

D.           The Partnership Group, Encore Operating and DRI, as parties to the First A&R Agreement, and in accordance with Section 11.10 of the First A&R Agreement, wish to amend and restate the First A&R Agreement to reflect the substitution of Vanguard for Encore Operating and DRI and the elimination as of the Effective Date of all of the rights and obligations of DRI and Encore Operating under this Agreement.

NOW, THEREFORE, the General Partner, the Partnership, DRI, Encore Operating, the Operating Company and Vanguard agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.  The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Administrative Fee” is defined in Section 4.1.

1

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Second Amended and Restated Administrative Services Agreement, as it may be amended, supplemented or restated from time to time.

“Bankrupt” with respect to any Person means such Person shall generally be unable to pay its debts as such debts become due, or shall so admit in writing or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against such Person seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 30 days; or such Person shall take any action to authorize any of the actions set forth above.

“BOE” means one barrel of oil equivalent, calculated by converting natural gas to oil equivalent barrels at a ratio of six thousand cubic feet of natural gas to one stock tank barrel, or 42 U.S. gallons liquid volume, of oil.

“Business” means the business of the Partnership Group.

“Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates marked or designated “confidential” or “proprietary” or by its nature or the circumstances surrounding its disclosure it should reasonably be regarded as confidential.  Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.  Confidential Information does not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving Party lawfully receives from a third party without restriction on disclosure and to the receiving Party’s knowledge without breach of a nondisclosure obligation.

“COPAS” means the Council of Petroleum Accountants Societies.

“Damages” is defined in Section 9.1.

“Default Rate” means an interest rate (which shall in no event be higher than the rate permitted by applicable law) equal to the prime interest rate of the Operating Company’s principal lender.

2

“DRI” is defined in the introductory paragraph.

“Encore Operating” is defined in the introductory paragraph.

 “Effective Date” is defined in the introductory paragraph.

 “Environmental Law” means current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, order, judgment, decree, regulation or other legal obligation relating to the protection of health, safety or the environment or natural resources, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended, the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder, including any determination by, or interpretation of any of the foregoing by any Governmental Authority that has the force of law.

“First A&R Agreement” is defined in the introductory paragraph.

“Force Majeure” means any cause beyond the reasonable control of a Party, including the following causes (unless they are within such Party’s reasonable control): acts of God, strikes, lockouts, acts of the public enemy, wars or warlike action (whether actual or impending), arrests and other restraints of government (civil or military), blockades, embargoes, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, sabotage, tornadoes, named tropical storms and hurricanes, floods, civil disturbances, terrorism, mechanical breakdown of machinery or equipment, explosions, confiscation or seizure by any government or other public authority and any order of any court of competent jurisdiction, regulatory agency or governmental body having jurisdiction.

“G&A Services” means those general and administrative services necessary or useful for the conduct of the business of the Partnership Group, including, but not limited to, accounting, corporate development, finance, land, marketing, legal and engineering.

“General Partner” is defined in the introductory paragraph.

“Governmental Approval” means any material consent, authorization, certificate, permit, right-of-way grant or approval of any Governmental Authority that is necessary for the construction, ownership and operation of the Business in accordance with applicable Laws.

“Governmental Authority” means any court or tribunal in any jurisdiction or any federal, state, tribal, municipal or local government or other governmental body, agency, authority, department, commission, board, bureau, instrumentality, arbitrator or arbitral body or any quasi-governmental or private body lawfully exercising any regulatory or taxing authority.

3

“Laws” means any applicable statute, Environmental Law, common law, rule, regulation, judgment, order, ordinance, writ, injunction or decree issued or promulgated by any Governmental Authority.

“Operating Company” is defined in the introductory paragraph.

“Parties” is defined in the introductory paragraph.

“Partnership” is defined in the introductory paragraph.

“Partnership Agreement” means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as may be amended or restated from time to time.

“Partnership Group” means the General Partner, the Partnership, the Operating Company and all of their respective Subsidiaries.

“Partnership Group Party” is defined in Section 9.1.

“Payment Amount” is defined in Section 4.1.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Services” is defined in Section 2.2.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Vanguard” is defined in the introductory paragraph.

“Vanguard Group” means Vanguard and its Affiliates (other than any member of the Partnership Group).

4

Other terms defined herein have the meanings so given them.

Section 1.2 Construction.

Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; (e) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (f) references to money refer to legal currency of the United States of America.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

RETENTION OF VANGUARD; SCOPE OF SERVICES

Section 2.1 Retention of Vanguard; Substitution for DRI and Encore Operating.  The Partnership hereby engages Vanguard, in substitution for DRI and Encore Operating, to perform the Services as directed by the General Partner, and to provide all personnel and any facilities, goods and equipment not otherwise provided by the Partnership Group necessary to perform the Services.  Vanguard hereby accepts such engagement and agrees to perform the Services requested by the General Partner and to provide any personnel, facilities, goods and equipment not otherwise provided by the Partnership Group, and to provide all employees as may be reasonable and necessary to perform the Services.  From and after the Effective Date, as a result of the substitution of Vanguard for DRI and Encore Operating, DRI and Encore Operating shall have no further rights or obligations under this Agreement, provided that the rights and obligations of DRI and Encore Operating, and with respect to Article IX other Persons as provided therein, arising under the First A&R Agreement and which relate to the period prior to the Effective Date, will survive such substitution and may be enforced by or against DRI, Encore Operating and such other Persons after the Effective Date.

Section 2.2 Scope of Services.  The “Services” shall consist of such services the General Partner determines may be reasonable and necessary to operate the Business, including, without limitation, any G&A Services and those services described on Schedule I hereto.  Vanguard hereby covenants and agrees that the Services will be performed in accordance with (i) applicable material Governmental Approvals and Laws and (ii) industry standards.

Section 2.3 Exclusion of Services.  The General Partner may temporarily or permanently exclude any particular service from the scope of the Services upon 90 days’ notice to Vanguard.

Section 2.4 Performance of Services by Affiliates and Third Parties.  The Parties hereby agree that in discharging its obligations hereunder, Vanguard may engage any of its

--

5

Section 2.5 Affiliates or any qualified third party to perform the Services (or any part of the Services) on its behalf and that the performance of the Services (or any part of the Services) by any such Affiliate or third party shall be treated as if Vanguard performed such Services itself.  Notwithstanding the foregoing, nothing contained herein shall relieve Vanguard of its obligations hereunder.

Section 2.6 Intellectual Property.

(a) Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material (and the intangible rights of copyright therein) developed, by Vanguard, its Affiliates or its or their employees in connection with the performance of the Services shall be the property of Vanguard; provided, however, that the Partnership Group shall be granted an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use such inventions or material; and further provided, however, that the Partnership Group shall only be granted such a right and license to the extent such grant does not conflict with, or result in a breach, default, or violation of a right or license to use such inventions or material granted to Vanguard by any Person other than an Affiliate of Vanguard.  Notwithstanding the foregoing, Vanguard will use all commercially reasonable efforts to grant such right and license to the Partnership Group.

(b) The General Partner, the Partnership and the Operating Company hereby grant to Vanguard and its Affiliates an irrevocable, royalty-free, non-exclusive and non-transferable right and license to use, during the term of this Agreement, any intellectual property provided by the Partnership Group to Vanguard and its Affiliates, but only to the extent such use is necessary for the performance of the Services.  Vanguard agrees that it and its Affiliates will utilize such intellectual property solely in connection with the performance of the Services.

Section 2.7 Appointment of Independent Accounting Firm and Independent Petroleum Engineer.  Notwithstanding anything to the contrary in this Agreement, the Parties hereby acknowledge and agree that the General Partner shall have the exclusive authority to appoint an independent registered public accounting firm to audit the financial statements of the Partnership and an independent petroleum engineer to provide reports to the Partnership relating to estimates of proved reserves for Securities and Exchange Commission and other reporting purposes.

ARTICLE III

BOOKS, RECORDS AND REPORTING

Section 3.1 Books and Records.  Vanguard shall maintain accurate books and records regarding the performance of the Services and its calculation of the Payment Amount, and shall maintain such books and records for the period required by applicable accounting practices or Law.

Section 3.2 Audits.  The Partnership shall have the right, upon reasonable notice, and at all reasonable times during usual business hours, to audit, examine and make copies of the books and records referred to in Section 3.1.  Such right may be exercised through any agent or employee of the Partnership Group designated in writing by it or by an independent public accountant, engineer, attorney or other agent so designated.  The Partnership shall bear all costs

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Section 3.3 and expenses incurred in any inspection, examination or audit.  Vanguard shall review and respond in a timely manner to any claims or inquiries made by the Partnership regarding matters revealed by any such inspection, examination or audit.

Section 3.4 Reports.  Vanguard shall prepare and deliver to the Partnership any reports provided for in this Agreement and such other reports as the Partnership may reasonably request from time to time regarding the performance of the Services.

ARTICLE IV

PAYMENT AMOUNT

Section 4.1 Payment Amount.

(a) The Partnership shall on a quarterly basis (i) pay Vanguard a fixed fee of $1.75 per BOE of the Partnership Group’s total net oil and gas production for the then completed quarter (the “Administrative Fee”) and (ii) reimburse Vanguard for all third-party expenses that Vanguard incurs on behalf of the Partnership Group (collectively with the Administrative Fee, the “Payment Amount”).  In addition to the Payment Amount, Vanguard shall be entitled to retain any COPAS overhead charges associated with drilling and operating wells that would otherwise be paid by third parties to the operator of a well.  For the avoidance of doubt, the Partnership will pay all expenses that are directly chargeable to wells under their respective joint operating agreements.

(b) The Administrative Fee shall increase in the following circumstances:

(i) Beginning on the first day of April in each year beginning with April 1, 2011 the Administrative Fee shall increase by an amount equal to the product of the then-current Administrative Fee multiplied by COPAS Wage Index Adjustment for the current year.

(ii) If the Partnership or any other member of the Partnership Group acquires additional assets, then Vanguard may propose a revised Administrative Fee that covers the provision of Services for such additional assets.  If the General Partner, on behalf of the Partnership Group and with the concurrence of the conflicts committee of the board of directors of the General Partner, agrees to such revised Administrative Fee, Vanguard shall provide Services for the additional assets pursuant to the terms set forth herein.

(iii) If the Partnership and Vanguard otherwise agree to increase the Administrative Fee; provided, however, that any such increase shall be approved by the board of directors of the General Partner with the concurrence of the conflicts committee of such board.

Section 4.2 Payment of Payment Amount.  Vanguard shall invoice the Partnership within 25 days after the close of each quarter for the estimated Payment Amount, plus or minus any adjustment necessary to correct prior estimated billings to actual billings.  Subject to Section 4.3, all invoices shall be due and payable, in immediately available funds, within thirty days after receipt of each invoice.  Upon the request of the Partnership, Vanguard shall furnish a reasonable detail of the Services provided and charges assessed during any quarter.

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Section 4.3

Section 4.4 Disputed Charges.  THE PARTNERSHIP MAY, WITHIN 120 DAYS AFTER RECEIPT OF A CHARGE FROM VANGUARD, TAKE WRITTEN EXCEPTION TO SUCH CHARGE, ON THE GROUND THAT THE SAME WAS NOT A CORRECT CALCULATION OF THE ADMINISTRATIVE FEE AND/OR A REASONABLE COST INCURRED BY VANGUARD OR ITS AFFILIATES IN CONNECTION WITH THE SERVICES.  THE PARTNERSHIP SHALL NEVERTHELESS PAY VANGUARD IN FULL WHEN DUE THE FULL PAYMENT AMOUNT OWED TO VANGUARD.  SUCH PAYMENT SHALL NOT BE DEEMED A WAIVER OF THE RIGHT OF THE PARTNERSHIP TO RECOUP ANY CONTESTED PORTION OF ANY AMOUNT SO PAID.  HOWEVER, IF THE AMOUNT AS TO WHICH SUCH WRITTEN EXCEPTION IS TAKEN, OR ANY PART THEREOF, IS ULTIMATELY DETERMINED NOT TO BE A CORRECT CALCULATION OF THE ADMINISTRATIVE FEE AND/OR A REASONABLE COST INCURRED BY VANGUARD OR ITS AFFILIATES IN CONNECTION WITH ITS PROVIDING THE SERVICES HEREUNDER, SUCH AMOUNT OR PORTION THEREOF (AS THE CASE MAY BE) SHALL BE REFUNDED BY VANGUARD TO THE PARTNERSHIP TOGETHER WITH INTEREST THEREON AT THE DEFAULT RATE DURING THE PERIOD FROM THE DATE OF PAYMENT BY THE PARTNERSHIP TO THE DATE OF REFUND BY VANGUARD.

Section 4.5 Set Off.  In the event that Vanguard owes the Partnership a sum certain in an uncontested amount under any other agreement, then any such amounts may be aggregated and the Partnership and Vanguard may discharge their obligations by netting those amounts against any amounts owed by the Partnership to Vanguard under this Agreement.  If the Partnership or Vanguard owes the other party a greater aggregate amount, that Party may pay to the other Party the difference between the amounts owed.

Section 4.6 Vanguard’s Employees.  The obligations under Sections 4.1 and 4.2, to the extent they relate to Services provided by employees of Vanguard or its Affiliates, shall be limited to payment to Vanguard for expenses in connection with its or its Affiliates’ employees engaged in the provision of Services hereunder, and the Partnership shall not be obligated to pay to Vanguard or its Affiliates’ employees directly any compensation, salaries, wages, bonuses, benefits, social security taxes, workers’ compensation insurance, retirement and insurance benefits, training and other such expenses; provided, however, that the Partnership may, at its option, compensate such employees under one or more equity-based incentive compensation plans for the provision of Services hereunder; and provided further, however, that if Vanguard fails to pay any employee, with the exception of employee claims for amounts owed that Vanguard disputes in good faith, within 30 days of the date such employee’s payment is due:

(a) The Partnership may (i) pay such employee directly, (ii) employ such employee directly, (iii) notify Vanguard and begin to pay all employees providing service to the Partnership directly, or (iv) notify Vanguard that this Agreement is terminated and employ all employees directly; and

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(b)

(c) Vanguard shall reimburse the Partnership, as the case may be, the amount the Partnership paid to Vanguard for employee services that Vanguard did not pay to any such employee.

Section 4.7 Approval of Expenses.  Vanguard acknowledges that all charges for Services assessed by Vanguard and included in the Payment Amount must be approved by the persons authorized to approve such Payment Amount pursuant to the Partnership’s governance and delegation-of-authority process.  Additionally, Vanguard acknowledges that the Audit Committee of the Board of Directors of the General Partner, or if there is no Audit Committee, the entire Board of Directors of the General Partner, may at any time review the Payment Amounts and the levels of Services and, as a result, may direct the Partnership to decrease the level of Services or to dispute a prior invoice pursuant to Section 4.3.  In addition to the information Vanguard is obligated to provide pursuant to Section 4.2, Vanguard shall provide such other information as reasonably necessary to determine the veracity or appropriateness of any Payment Amount hereunder.

Section 4.8 Tax Reimbursement.  The Partnership shall reimburse Vanguard for any additional state income, franchise or similar tax paid by Vanguard resulting from Vanguard’s inclusion of one or more members of the Partnership Group with Vanguard in a combined state income, franchise or similar tax report.  With respect to any such combined state income, franchise or other tax report, the amount of the Partnership’s reimbursement to Vanguard shall be equal to the tax that those Partnership Group members included with Vanguard on such tax report would have paid had such Partnership Group members not been included on such report.  Any reimbursement payment required under this provision will be due within 45 days after Vanguard makes the tax payment giving rise to such reimbursement.

ARTICLE V

FORCE MAJEURE

A Party’s obligation under this Agreement shall be excused when and to the extent its performance of that obligation is prevented due to Force Majeure; provided, however, that a Party shall not be excused by Force Majeure from any obligation to pay money.  The Party that is prevented from performing its obligation by reason of Force Majeure shall promptly notify the other Parties of that fact and shall exercise due diligence to end its inability to perform as promptly as practicable.  Notwithstanding the foregoing, a Party is not required to settle any strike, lockout or other labor dispute in which it may be involved; provided, however, that, in the event of a strike, lockout or other labor dispute affecting Vanguard, Vanguard shall use reasonable efforts to continue to perform all obligations hereunder by utilizing its management personnel and that of its Affiliates.

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ARTICLE VI

ASSIGNMENTS AND SUBCONTRACTS

Section 6.1 Assignments.

(a) Without the prior consent of Vanguard, none of the Partnership or the other members or the Partnership Group may sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person.

(b) Without the prior consent of the Partnership, Vanguard may not sell, assign, transfer or convey any of its rights, or delegate any of its obligations, under this Agreement to any Person, other than the delegation of performance of Services to an Affiliate of Vanguard or a qualified third party as permitted by Section 2.4 and the sale, assignment, transfer or conveyance of its rights hereunder to any such Affiliate.

Section 6.2 Other Requirements.  Subject to the other provisions hereof:

(a) All materials and workmanship used or provided in performing the Services shall be in accordance with applicable specifications and standards.

(b) Vanguard shall exercise reasonable diligence to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties, and where appropriate, Vanguard shall assign such warranties to the Partnership.

(c) In rendering the Services, Vanguard shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and shall comply with all applicable provisions of Executive Order 11246 of September 24, 1965, and any successor order thereto.  Subject to the above, Vanguard shall, to the extent practicable, engage employees who reside in or whose businesses are located in the local area or state where the Services are performed.

(d) Vanguard agrees to exercise reasonable diligence to ensure that, during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, or any successor law.

ARTICLE VII

TERMINATION

Section 7.1 Termination by the Partnership on behalf of the Partnership Group.

(a) Upon the occurrence of any of the following events, the Partnership, on behalf of the Partnership Group, may terminate this Agreement by giving written notice of such termination to Vanguard:

(i) Vanguard and its Affiliates cease to maintain a direct or indirect controlling interest in the General Partner; or

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(ii)

(iii) Vanguard’s failure to pay any employee within thirty (30) days of the date such employee’s payment is due, subject to the limitations described in Section 4.5.

Any termination under this Section 7.1(a) shall become effective immediately upon delivery of the notice first described in this Section 7.1(a), or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Partnership.

(b) In addition to its rights under Section 7.1(a), the Partnership may terminate this Agreement at any time by giving notice of such termination to Vanguard.  Any termination under this Section 7.1(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by the Partnership.

(c) In the event that Vanguard becomes Bankrupt or dissolves and commences liquidation or winding-up, this Agreement shall automatically terminate without notice to Vanguard.

Section 7.2 Termination by Vanguard.

(a) Vanguard may terminate this Agreement by giving written notice of such termination to the Partnership in the event that Vanguard and its Affiliates cease to maintain a direct or indirect controlling interest in the General Partner.

Any termination under this Section 7.2(a) shall become effective immediately upon delivery of the notice first described in this Section 7.2(a).

(b) In addition to its rights under Section 7.2(a), Vanguard may terminate this Agreement at any time by giving notice of such termination to the Partnership.  Any termination under this Section 7.2(b) shall become effective 90 days after delivery of such notice, or such later time (not to exceed the first anniversary of the delivery of such notice) as may be specified by Vanguard.

Section 7.3 Effect of Termination.  If this Agreement is terminated in accordance with Section 7.1 or 7.2, all rights and obligations under this Agreement shall cease except for (a) obligations that expressly survive termination of this Agreement; (b) liabilities and obligations that have accrued prior to such termination, including the obligation to pay any amounts that have become due and payable prior to such termination, and (c) the obligation to pay any portion of the Payment Amount that has accrued prior to such termination, even if such portion has not become due and payable at that time.

ARTICLE VIII

CONFIDENTIAL INFORMATION

Section 8.1 Nondisclosure.  Vanguard and the Partnership Group each agree that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable

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Section 8.2 measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.

Section 8.3 Permitted Disclosure.  Notwithstanding the foregoing, each Party may disclose Confidential Information (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law, including without limitation disclosure obligations imposed under the federal securities laws, provided that such Party has given the other Party prior notice of such requirement when legally permissible to permit the other Party to take such legal action to prevent the disclosure as it deems reasonable, appropriate or necessary, or (ii) to its consultants, legal counsel, Affiliates, accountants, banks and other financing sources and their advisors.

ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 9.1 Limitation of Vanguard’s Liability.  Neither Vanguard nor any of its controlling persons, directors, officers, employees, agents and permitted assigns (each, a “Vanguard Party”) shall have any liability to the Partnership Group for any losses, damages (including, but not limited to, special, indirect, punitive and/or consequential damages), claims, injury, liability, cost or expense (“Damages”) arising out of this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of the Vanguard Party, including the Vanguard Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by the Vanguard Party’s gross negligence or willful, intentional misconduct.

Section 9.2 Partnership’s Indemnity.  The Partnership agrees to indemnify, defend and hold harmless each Vanguard Party from and against any and all Damages arising out of this Agreement, whether such Damages arise on account of the furnishing of Services hereunder, the failure to furnish Services hereunder, or otherwise, and whether or not such Damages were caused by the negligence of any Vanguard Party, including the Vanguard Party’s sole negligence; provided, however, that the foregoing limitation shall not apply to Damages caused by the Vanguard Party’s gross negligence or willful, intentional misconduct.

Section 9.3 Limitation of Damages.  If the Partnership Group suffers Damages arising out of this Agreement, which Damages were caused by the gross negligence or willful, intentional misconduct of Vanguard, Vanguard’s sole liability to the Partnership Group shall be to properly perform the Services in question at no additional cost to the Partnership Group and to pay the Partnership Group for any and all direct damages suffered by the Partnership Group.  Notwithstanding anything to the contrary contained herein or at Law and in equity, in no event shall Vanguard be liable for punitive, special, indirect, incidental or consequential damages (including, without limitation, damages for loss of business profits, business interruption or any other loss) arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide Services, even if Vanguard had been advised or was aware of the possibility of such damages.

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Section 9.4

Section 9.5 Affiliate; Third Parties.  If Vanguard uses the personnel of its Affiliates or third parties to provide Services, Vanguard shall be responsible for the acts and omissions of such personnel and third parties to the extent provided in this Agreement, and no Affiliate of Vanguard or third party shall have any liability to the Partnership Group on account of any Damages suffered by the Partnership Group arising out of this Agreement, whether or not such Damages were caused by their negligence and/or gross negligence, including their sole negligence and/or sole gross negligence, or their willful, intentional misconduct.

ARTICLE X

DISPUTE RESOLUTION

If the Parties are unable to resolve any dispute regarding the validity or terms of this Agreement or its termination, service or performance issues, there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach or any other dispute between the parties related to this Agreement, either party hereto may refer the matter to an arbitrator selected in accordance with the rules of JAMS in Tarrant County, Texas as the exclusive remedy for any such dispute, and in lieu of any court action, which is hereby waived.  The only exception shall be a claim by either Party for injunctive relief pending arbitration.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Notices.  All notices or other communications required or permitted under, or otherwise in connection with, this Agreement must be in writing and must be given by (1) depositing same in the mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested, (2) transmitting by national overnight courier, (3) delivery in person or (4) facsimile to such Party.  Notice given by mail, national overnight courier or personal delivery shall be effective upon actual receipt.  Notice given by facsimile shall be effective upon confirmation of a successful transmission.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address, in each case as follows:

if to the General Partner or the Partnership:

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Encore Energy Partners GP LLC

Attention: President

if to the Operating Company:

Encore Energy Partners Operating LLC

Attention: President

if to Vanguard:

Vanguard Natural Gas, LLC
5847 San Felipe, Suite 3000
Houston. TX  77057
Facsimile:  (832) 327-2260
Attention:  Scott W. Smith

Section 11.2 Further Action.  The Parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 11.3 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.4 Integration.  This Agreement constitutes the entire Agreement among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 11.5 Creditors.  None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 11.6 Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 11.7 Counterparts.  This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding

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Section 11.8 that all such Parties are not signatories to the original or the same counterpart.  Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 11.9 Applicable Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the principles of conflicts of law.

Section 11.10 Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 11.11 Amendment or Restatement.  This Agreement may be amended or restated only by a written instrument executed by each of the Parties, other than DRI and Encore Operating; provided, however, that after the completion of the Partnership’s initial public offering of common units representing limited partner interests, the Partnership may not, without the prior approval of the conflicts committee of the board of directors of the General Partner or, if there is no such committee, the independent members of such board of directors, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of such common units.  The Parties hereto agree that, for purposes of this Section 11.10, any material change in the nature, quantity or duration of the Services to be provided under this Agreement shall constitute a modification of this Agreement.

Section 11.12 Directly or Indirectly.  Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

ENCORE ENERGY PARTNERS GP LLC

By:
Name:
Title:

ENCORE ENERGY PARTNERS LP

By:
Name:
Title:

ENCORE ENERGY PARTNERS OPERATING LLC

By:
Name:
Title:

ENCORE OPERATING, L.P.

By:
Name:
Title:

DENBURY RESOURCES INC.

By:
Name:
Title:

VANGUARD NATURAL GAS, LLC

By:
Name:
Title:

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SCHEDULE I

SERVICES PROVIDED BY VANGUARD

TO THE PARTNERSHIP GROUP

1.	Accounting

2.	Information Technology

3.	Real Property

4.	Legal

5.	Securities and Exchange Commission Reporting

6.	Operations/Reservoir Engineering/Geology/Geophysics

7.	Administrative Services

8.	Financial Services

9.	Insurance Services

10.	Risk Management

11.	Corporate Development

12.	Commercial and Marketing

13.	Treasury

14.	Tax

15.	Audit

16.	Sarbanes-Oxley Compliance

17.	Investor Relations